Exhibit 10.1

Published Deal CUSIP Number:  92276LAU1

Published Revolver Facility CUSIP Number: 92276LAV9

Published Term Loan A Facility CUSIP Number: 92276LAW7

Published Term Loan B Facility CUSIP Number: 92276LAX5

Published Term Loan B (CAD) Facility CUSIP Number: 92276LAY3

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

Dated as of December 9, 2013

among

VENTAS REALTY, LIMITED PARTNERSHIP,

VENTAS SSL ONTARIO II, INC.,
VENTAS SSL ONTARIO III, INC.,

as Borrowers,

VENTAS, INC., as Guarantor,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

J.P. MORGAN SECURITIES LLC,

as Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

BARCLAYS CAPITAL,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

RBC CAPITAL MARKETS,

THE TORONTO DOMINION BANK,

UBS SECURITIES LLC,

as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

BARCLAYS BANK PLC,

CITIBANK, N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

ROYAL BANK OF CANADA,

TD BANK, N.A., and

UBS SECURITIES LLC,

as Co-Documentation Agents,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BBVA COMPASS BANK,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

PNC BANK, NATIONAL ASSOCIATION, and

WELLS FARGO BANK, N.A.,

as Senior Managing Agents

i

5.03	Governmental Authorization; Other Consents	84
5.04	Binding Effect	84
5.05	Financial Statements; No Material Adverse Effect	84
5.06	Litigation	84
5.07	[RESERVED]	85
5.08	Ownership of Property and Valid Leasehold Interests; Liens	85
5.09	Environmental Compliance	85
5.10	Insurance	85
5.11	Taxes	85
5.12	ERISA Compliance	85
5.13	Margin Regulations; Investment Company Act; REIT Status	86
5.14	Disclosure	86
5.15	Compliance with Laws	86
5.16	Sanctions Concerns	87
5.17	Use of Proceeds	87
5.18	Solvency	87
5.19	Taxpayer Identification Number	87

Article VI. AFFIRMATIVE COVENANTS		87
6.01	Financial Statements	87
6.02	Certificates; Other Information	88
6.03	Notices	90
6.04	Payment of Taxes	90
6.05	Preservation of Existence, Etc.	90
6.06	Maintenance of Properties	91
6.07	Maintenance of Insurance	91
6.08	Compliance with Laws	91
6.09	Books and Records	91
6.10	Inspection Rights	91
6.11	Use of Proceeds	92
6.12	REIT Status	92
6.13	Employee Benefits	92

Article VII. NEGATIVE COVENANTS		92
7.01	Liens	92
7.02	Investments	94
7.03	Indebtedness	94
7.04	Fundamental Changes	94
7.05	[Reserved]	94
7.06	Restricted Payments	94
7.07	Change in Nature of Business	95
7.08	Transactions with Affiliates	95
7.09	Sanctions	95
7.10	Financial Covenants	95

Article VIII. EVENTS OF DEFAULT AND REMEDIES		96
8.01	Events of Default	96
8.02	Remedies Upon Event of Default	98
8.03	Application of Funds	98

Article IX. ADMINISTRATIVE AGENT		99
9.01	Appointment and Authority	99
9.02	Rights as a Lender	100

9.03	Exculpatory Provisions	100
9.04	Reliance by Administrative Agent	101
9.05	Delegation of Duties	101
9.06	Resignation of Administrative Agent	101
9.07	Non-Reliance on Administrative Agent and Other Lenders	102
9.08	No Other Duties, Etc.	103
9.09	Administrative Agent May File Proofs of Claim	103
9.10	Collateral and Guaranty Matters	103

Article X. MISCELLANEOUS		104
10.01	Amendments, Etc.	104
10.02	Notices; Effectiveness; Electronic Communication	107
10.03	No Waiver; Cumulative Remedies	108
10.04	Expenses; Indemnity; Damage Waiver	109
10.05	Payments Set Aside	111
10.06	Successors and Assigns	111
10.07	Treatment of Certain Information; Confidentiality	116
10.08	Right of Setoff	117
10.09	Interest Rate Limitation	117
10.10	Counterparts; Integration; Effectiveness	117
10.11	Survival of Representations and Warranties	118
10.12	Severability	118
10.13	Replacement of Lenders	118
10.14	Governing Law; Jurisdiction; Etc.	119
10.15	Waiver of Jury Trial	120
10.16	No Advisory or Fiduciary Responsibility	120
10.17	USA Patriot Act Notice	121
10.18	Delivery of Signature Page	121
10.19	Judgment Currency	121
10.20	No Novation	121
10.21	Exiting Lenders	122

Article XI. GUARANTY		122
11.01	The Guaranty	122
11.02	Obligations Unconditional	123
11.03	Reinstatement	123
11.04	Certain Waivers	124
11.05	Remedies	124
11.06	Guaranty of Payment; Continuing Guaranty	124
11.07	Keepwell	124

SCHEDULES

2.01                        Commitments and Applicable Percentages

2.02                        Alternative Currency Participating Lender

2.03                        Existing Letters of Credit

5.19                        Taxpayer Identification Numbers

10.02                 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A                                       Committed Loan Notice

B                                       Swing Line Loan Notice

C                                       Negotiated Rate Loan Notice

D-1                            Revolving Note

D-2                            Term A Note

D-3                            Term B Note

E                                        Compliance Certificate

F                                         Form of Assignment and Assumption

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of December 9, 2013 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“Parent Borrower”), VENTAS SSL ONTARIO II, INC., an Ontario corporation (“Ventas SSL II”), and VENTAS SSL ONTARIO III, INC., an Ontario corporation (“Ventas SSL III” and together with the Parent Borrower and Ventas SSL II, the “Borrowers” and each individually a “Borrower”), VENTAS, INC., a Delaware corporation (“Ventas”) as guarantor, the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

WHEREAS, revolving credit and term loan facilities were established pursuant to the terms of the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreements (hereafter defined);

WHEREAS, the Borrowers have requested that the Lenders provide revolving credit and term loan facilities pursuant to the terms of this Agreement in amendment  and restatement of the Existing Revolving Credit Agreement and replacement of the Existing Term Loan Credit Agreements, and the Lenders are willing to do so on the terms and conditions set forth herein; and

WHEREAS, to provide assurance for the repayment of the Obligations hereunder, the Borrowers will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the holders of the Obligations so guaranteed, a guaranty of the Obligations by Ventas pursuant to Article XI hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurocurrency Rate Loan” has the meaning specified in Section 3.02.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the Senior Managing Agents, the Swing Line Lender, the L/C Issuer and the Alternative Currency Fronting Lender.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders, which as of the Closing Date are $2,000,000,000 and which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, Swiss Franc and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Fronting Lender” means Bank of America, or any other Revolving Lender designated by the Parent Borrower and the Administrative Agent (such designation shall be consented to by such Revolving Lender), in its capacity as an Alternative Currency Funding Lender for Revolving Loans denominated in an Alternative Currency in which any Alternative Currency Participating Lender purchases Alternative Currency Risk Participations and in which Bank of America (or such other appointed Revolving Lender) advances to a Borrower the amount of all such Alternative Currency Participating Lenders’ respective Applicable Percentages of such Revolving Loans in accordance with Sections 2.02(b) and 2.02(f).

“Alternative Currency Funding Applicable Percentage” means, with respect to any Revolving Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Fronting Lender, its Applicable Percentage, and (b) for the Alternative Currency Fronting Lender, the sum of (i) the Applicable Percentage of the Alternative Currency Fronting Lender and (ii) the sum of the respective Applicable Percentages of the Alternative Currency Participating Lenders.

“Alternative Currency Funding Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, each Revolving Lender other than an Alternative Currency Participating Lender with respect to such Alternative Currency.

“Alternative Currency Loan Credit Exposure” means, with respect to any Revolving Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative

Currency Funding Applicable Percentage thereof advanced by such Alternative Currency Funding Lender, (b) for the Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative Currency Funding Applicable Percentage thereof advanced thereby, net of all Alternative Currency Risk Participations purchased or funded, as applicable, therein, and (c) for each Alternative Currency Participating Lender, the aggregate outstanding principal amount of all Alternative Currency Risk Participations purchased or funded, as applicable, by such Alternative Currency Participating Lender in such Revolving Loan.

“Alternative Currency Participating Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, any Revolving Lender that has given notice to the Administrative Agent and the Parent Borrower that it is unable to fund in the applicable Alternative Currency, unless and until such Revolving Lender delivers to the Administrative Agent and the Parent Borrower a written notice pursuant to Section 2.02(f)(ix) requesting that such Revolving Lender’s designation be changed to an Alternative Currency Funding Lender with respect to such Alternative Currency.

“Alternative Currency Participant’s Share” means, for any Alternative Currency Participating Lender in respect of a Revolving Loan denominated in an Alternative Currency, a fraction (expressed as a percentage), the numerator of which is such Alternative Currency Participating Lender’s Applicable Percentage in respect of such Revolving Loan and the denominator of which is the sum of (i) the Applicable Percentage of the Alternative Currency Fronting Lender in respect of such Revolving Loan and (ii) the sum of the respective Applicable Percentages of all of the Alternative Currency Participating Lenders in respect of such Revolving Loan.

“Alternative Currency Participation Payment Date” has the meaning specified in Section 2.02(f)(iii).

“Alternative Currency Risk Participation” means, with respect to each Revolving Loan denominated in an Alternative Currency advanced by the Alternative Currency Fronting Lender, the risk participation purchased by each of the Alternative Currency Participating Lenders in such Revolving Loan in an amount determined in accordance with such Alternative Currency Participating Lender’s Applicable Percentage of such Revolving Loan, as provided in Section 2.02(f).

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $500,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means (a) with respect to Revolving Loans, L/C Obligations and Swing Line Loans, for each Revolving Lender at any time, subject to adjustment as provided in Section 2.18, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that, if the Revolving Commitment of each Revolving Lender has been terminated in full or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender in effect immediately prior to such termination or expiration, giving effect to any subsequent assignments; (b) with respect to Negotiated Rate Loans, for each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of such Negotiated Rate Loan held by such Lender at such time and the denominator of which is the aggregate Outstanding Amount of such Negotiated Rate Loan at such time; (c) with respect to the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time; and (d) with respect to the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time.  The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for Revolving Loans, Term A Loans and Term B Loans, from time to time, the number of basis points per annum set forth in the following table based upon the Debt Rating as set forth below:

		Revolving Loans				Term Loans
Pricing Level	Debt Ratings	Applicable Rate for Eurocurrency Rate Loans and Letter of Credit Fees		Applicable Rate for Base Rate Loans		Applicable Rate for Eurocurrency Rate Loans		Applicable Rate for Base Rate Loans
1	≥A- / ≥A3	92.5	bps	0.0	bps	95.0	bps	0.0	bps

2	BBB+ / Baa1	100.0	bps	0.0	bps	105.0	bps	5.0	bps

3	BBB / Baa2	110.0	bps	10.0	bps	120.0	bps	20.0	bps

4	BBB- / Baa3	130.0	bps	30.0	bps	145.0	bps	45.0	bps

5	<BBB- / <Baa3 or non-rated	170.0	bps	70.0	bps	190.0	bps	90.0	bps

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of the Parent Borrower’s non-credit enhanced, senior unsecured long-term debt; provided that if at any time when the Parent Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P), the Applicable Rate shall be the rate per annum that would be applicable if the median of the applicable Debt Ratings were used.  If at any time when the Parent Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then:  (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi).  Thereafter, each change in the Applicable Rate shall occur on the first Business Day following the effective change in the Debt Rating.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (x) Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, each in its capacity as joint bookrunner and (y) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, RBC Capital Markets, The Toronto-Dominion Bank and UBS Securities LLC, each in its capacity as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Guarantor and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year of the Guarantor and its Subsidiaries, including the notes thereto.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Business Day preceding the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate (as defined in clause (b) of the definition thereof) plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Revolving Loan” means a Committed Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing, a Term A Borrowing, a Term B Borrowing, a Swing Line Borrowing or a Negotiated Rate Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or

Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” mean the lawful currency of Canada.

“Canadian Term B Borrowing” means a borrowing consisting of simultaneous Canadian Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Canadian Term B Lenders pursuant to Section 2.01(c)(ii).

“Canadian Term B Commitment” means, as to each Canadian Term B Lender, its obligation to make Canadian Term B Loans to the Borrowers pursuant to Section 2.01(c)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Term B Lender’s name on Schedule 2.01 under the caption “Canadian Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Canadian Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Canadian Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Canadian Term B Loans of all Canadian Term B Lenders outstanding at such time.

“Canadian Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Canadian Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Canadian Term B Loans at such time.

“Canadian Term B Loan” means an advance made by any Canadian Term B Lender under the Canadian Term B Facility.

“Capitalization Rate” means 9.0% for all properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of Revolving Loans denominated in Alternative Currencies, or obligations of Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, and with respect to any Person in particular, after the date such Person becomes a party to this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or a United States Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Ventas entitled to vote for members of the board of directors or equivalent governing body of Ventas on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and the Borrowers shall not have repaid all of the outstanding Obligations in full in cash, Cash Collateralized all outstanding Letters of Credit in an amount equal to one hundred percent (100%) of the then current L/C Obligations and terminated the Revolving Commitments within forty-five (45) days after such Person or Affiliated Group shall have acquired such percentage of such stock; or

(b)                                 Ventas ceases to be the sole general partner of the Parent Borrower or Ventas ceases to own, directly or indirectly, sixty percent (60%) or more of the equity interests in the Parent Borrower; or

(c)                                  during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Ventas cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Committed Revolving Loans, Swing Line Loans, Negotiated Rate Loans, Term A Loans or Term B Loans.

“Closing Date” means the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Documentation Agents” means each of Barclays Bank PLC, Citibank, N.A., Credit Agricole Corporate and Investment Bank, Royal Bank of Canada, TD Bank, N.A. and UBS Securities LLC, in the capacity as Co-Documentation Agent.

“Code” means the Internal Revenue Code of 1986.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, in each case provided to the Administrative Agent pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Committed Revolving Loan” has the meaning specified in Section 2.01(a) and includes Committed Revolving Loans pursuant to Section 2.03.

“Commitments” means, collectively, the Revolving Commitments, Term A Commitments and Term B Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Adjusted Net Worth” shall mean, as of any day for the Consolidated Group, the sum of (a) total shareholders’ equity or net worth plus (b) accumulated depreciation and accumulated amortization, in each case, determined on a consolidated basis in accordance with GAAP; but excluding, in any event, for purposes hereof, unrealized gains and losses on Swap Contracts reported on a consolidated balance sheet as accumulated other comprehensive income or loss.

“Consolidated EBITDA” shall mean, for any period for the Consolidated Group, the sum of Consolidated Net Income plus, without duplication, to the extent deducted in computing Consolidated Net Income, (a) amortization and depreciation expense, (b) other non-cash charges, (c) Consolidated Interest Expense, (d) provision for taxes, and (e) minority interest expense attributable to non-wholly owned Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) extraordinary gains and losses and related tax effects thereon, (ii) non-cash impairment charges, (iii) non-cash stock or option based compensation, (iv) other non-cash gains and losses and related tax effects thereon, and (v) merger-related expenses and deal costs, including transition and integration expenses related to consummated transactions and costs related to acquisitions and investments not permitted to be capitalized pursuant to GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean, on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to (b) Consolidated Fixed Charges for the four (4) consecutive fiscal quarters ending on such date.

“Consolidated Fixed Charges” shall mean, for any period for the Consolidated Group, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) scheduled principal payments on Consolidated Total Indebtedness (excluding any balloon or final payment) during the applicable period, plus (c) cash dividends and distributions on preferred stock of Ventas, if any, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) gains and losses from unwinding or break-funding of Swap Contracts, (ii) write-offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Consolidated Gross Asset Value” shall mean, as of any day for the Consolidated Group, the sum of (a) the book value of all assets (prior to deduction for accumulated depreciation and accumulated amortization, but including the effect of any impairment charges, as reflected in the consolidated financial statements of the Consolidated Group prepared as of such date in accordance with GAAP) excluding properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group, plus (b) an amount equal to the quotient of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended attributable to properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group divided by the Capitalization Rate, minus (c) goodwill and other Intangible Assets.

“Consolidated Group” shall mean Ventas and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period for the Consolidated Group, interest expense determined in accordance with GAAP, but including, in any event, (i) the interest component under capital leases and the implied interest component under securitization transactions and excluding, in any event, amortization of deferred financing fees, amortization of debt discounts and swap breakage costs.

“Consolidated Net Income” shall mean, for any period for the Consolidated Group, net income or loss determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (a) the income or loss of any Person that is not a member of the Consolidated Group in which any member of the Consolidated Group has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to members of the Consolidated Group by such Person during such period, (b) the income or loss of any Person accrued prior to the date that it became a member of the Consolidated Group or that such Person’s assets were acquired by a member of the Consolidated Group (except as otherwise required in connection with Section 1.03), and (c) any net after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income.

“Consolidated Secured Debt” shall mean the aggregate principal amount of Consolidated Total Indebtedness that is secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest on assets owned or leased by a member of the Consolidated Group.

“Consolidated Secured Debt Leverage Ratio” shall mean, on the last day of any fiscal quarter, the ratio of (a) Consolidated Secured Debt outstanding on such date to (b) Consolidated Gross Asset Value as of such date.  Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Secured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Secured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding any such unrestricted cash and cash equivalents and escrow and other deposits used to determine the Consolidated Unsecured Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Secured Debt of the type described in clause (x) and

(ii) Consolidated Gross Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Secured Debt is adjusted under clause (i).

“Consolidated Total Indebtedness” shall mean, as of any day for the Consolidated Group, the Indebtedness of the Consolidated Group; provided that Consolidated Total Indebtedness shall not include security deposits, accounts payable, accrued liabilities and prepaid rents, any intracompany debt, or dividends and distributions declared but not payable,  each as defined in accordance with GAAP.

“Consolidated Total Leverage Ratio” shall mean, on the last day of any fiscal quarter, the ratio of (a) Consolidated Total Indebtedness outstanding on such date to (b) Consolidated Gross Asset Value as of such date.  Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Total Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Total Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits to the extent available for the repayment of Consolidated Total Indebtedness of the type described in clause (x) and (ii) Consolidated Gross Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Total Indebtedness is adjusted under clause (i).

“Consolidated Unencumbered Assets” means, for the Consolidated Group, net real estate investments, plus, without duplication, loans receivable and marketable securities of the Consolidated Group, in each case, that are free of any liens, encumbrances, pledges or negative pledges used to secure Indebtedness.

“Consolidated Unencumbered EBITDA” shall mean, for any period for the Consolidated Group, the portion of Consolidated EBITDA that is generated by Consolidated Unencumbered Assets.

“Consolidated Unencumbered Gross Asset Value” shall mean an amount, determined as of the end of each fiscal quarter, equal to the sum of (a) the book value of all Consolidated Unencumbered Assets (prior to deduction for accumulated depreciation and accumulated amortization, but including the effect of any impairment charges, as reflected in the consolidated financial statements of the Consolidated Group prepared as of such date in accordance with GAAP) excluding unencumbered properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group, plus (b) the quotient of Consolidated Unencumbered EBITDA  from unencumbered properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group divided by the Capitalization Rate; provided that the aggregate amount of Consolidated Unencumbered Gross Asset Value arising from loans receivable and marketable securities shall be excluded from the calculation of Consolidated Unencumbered Gross Asset Value to the extent that such amounts exceed, in the aggregate, 20% of Consolidated Unencumbered Gross Asset Value.

“Consolidated Unsecured Debt” shall mean, for the Consolidated Group, the portion of Consolidated Total Indebtedness that is not Consolidated Secured Debt.

“Consolidated Unsecured Leverage Ratio” shall mean, on the last day of any fiscal quarter,  the ratio of (i) Consolidated Unsecured Debt outstanding on such date to (ii) Consolidated Unencumbered Gross Asset Value as of such date.  Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Unsecured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Unsecured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four

(24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding any such unrestricted cash and cash equivalents and escrow and other deposits used to determine the Consolidated Secured Debt Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Unsecured Debt of the type described in clause (x) and (ii) Consolidated Unencumbered Gross Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Unsecured Debt is adjusted under clause (i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” shall mean each of the Borrowers and the Guarantor.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of (i) its Loans or (ii) participations in respect of L/C Obligations or Swing Line Loans or Alternative Currency Risk Participations, in each case within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more condition precedents to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied),

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Parent Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Alternative Currency Fronting Lender.

“deemed year” has the meaning specified in Section 2.09(d).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer or assignment (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in any case other than sales or other dispositions of assets in the ordinary course of business.

“Disqualified Institution” has the meaning specified in the definition of “Eligible Assignee”.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) (i) Kindred or any other tenant under a Material Lease, and (ii) Sunrise Senior Living, LLC and its Subsidiaries, Atria Senior Living, Inc. and its Subsidiaries, or any other manager of a property owned or leased by a member of the Consolidated Group, (B) another prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which (1) is or has been an adverse party in litigation or other legal proceedings with, or has threatened, litigation or other legal proceedings against, any Credit Party or (2) is a REIT investing primarily in healthcare and/or seniors housing properties, or (C) an Affiliate of any of the foregoing entities listed in clauses (A) or (B) hereof (any such Person under this proviso, a “Disqualified Institution”).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means the Engagement Letter, dated as of October 17, 2013, among the Parent Borrower, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate in excess of the Threshold Amount.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)                                 with respect to any Credit Extension (other than a Base Rate Loan) for any Interest Period:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day);

(iii) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv) with respect to any Credit Extension denominated in any other non-LIBOR Quoted Currency, the rate per annum as reasonably designated by the Administrative Agent with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders; and

(b)                                 for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) two (2) Business Days prior to such date for deposits in Dollars being delivered in the London interbank market with a term of one (1) month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Obligation under any Swap Contract if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.07 and any and all guarantees of such Guarantor’s Obligations under any Swap Contract by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Obligation.  If an Obligation under any Swap Contract arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Credit Party is located, (c) any backup withholding tax that is required to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 3.01(a); provided that if the Alternative Currency Fronting Lender is a Foreign Lender, the Alternative Currency Fronting Lender shall be entitled to receive additional amounts from the Credit Parties with respect to any withholding tax imposed on amounts payable to it pursuant to Section 3.01(a) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the Letters of Credit issued under the Existing Revolving Credit Agreements set forth on Schedule 2.03.

“Existing Revolving Credit Agreement” means the Credit and Guaranty Agreement, dated as of October 18, 2011 among Ventas Realty, Limited Partnership, the other borrowers party thereto, the guarantors and lenders party thereto and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, prior to the date hereof).

“Existing Term Loan Credit Agreements” means (i) the Term Loan A Credit and Guaranty Agreement, dated as of December 21, 2011, among Ventas Realty, Limited Partnership, the other borrowers party thereto, the guarantors and lenders party thereto and Citibank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, prior to the date hereof), (ii) the Term Loan B Credit and Guaranty Agreement, dated as of December 21, 2011, among Ventas Realty, Limited Partnership, the guarantors and lenders party thereto and Citibank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, prior to the date hereof) and (iii) the Term Loan and Guaranty Agreement dated as of October 25, 2012 among Ventas Realty, Limited Partnership, the guarantors and lenders party thereto and PNC Bank, National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, prior to the date hereof).

“Extended Letter of Credit” means any Letter of Credit with an expiration date occurring up to one year beyond the Letter of Credit Expiration Date pursuant to the terms of Section 2.03(a)(ii)(B).

“Facility” means the Term A Facility, the Term B Facility or the Revolving Credit Facility, as the context may require.

“Facility Fee Rate” means, from time to time, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in the definition of “Applicable Rate”:

Pricing Level	Facility Fee
1	12.5	bps
2	15.0	bps
3	20.0	bps
4	25.0	bps
5	30.0	bps

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into pursuant thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fitch” means Fitch Ratings, Inc.

“Foreign Borrower” means any borrower under this Agreement, including Ventas SSL II and Ventas SSL III, organized in any jurisdiction other than the United States (or any political subdivision thereof).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower to which such Lender has made any Loan or L/C Advance hereunder is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, an amount equal to such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, less the amount of such L/C Obligations as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, an amount equal to such Defaulting Lender’s Applicable Percentage of Swing Line Loans, less the amount of such Swing Line Loans as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to the Alternate Currency Fronting Lender, an amount equal to such Defaulting Lender’s Alternative Currency Participant’s Share of all outstanding Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Fronting Lender, less the amount of such Revolving Loans as to which such Defaulting Lender has funded its Alternative Currency Risk Participation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning given to such term in Section 11.01.

“Guarantor” shall mean Ventas and any other Person that guarantees the Obligations.

“Guaranty” shall mean the guaranty of the Obligations by the Guarantor pursuant to Article XI hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(b)(v).

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Incremental Facilities” has the meaning set forth in Section 2.16(a).

“Incremental Revolving Increase” has the meaning set forth in Section 2.16(a).

“Incremental Term Loan Facility” has the meaning set forth in Section 2.16(a).

“Indebtedness” shall mean (without duplication), at any time and with respect to any Person, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  aggregate net obligations of such Person under Swap Contracts;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)                                   capital leases and Synthetic Lease Obligations;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six months after the Maturity Date (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof, and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by a member of the Consolidated Group and a negative number if such amount would be owed to a member of the Consolidated Group) and the net obligations under Swap Contacts shall not be less than zero and (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of a Credit Party or other member of the Consolidated Group in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent no Credit Party or other member of the Consolidated Group has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnified any Credit Party or other member of the Consolidated Group, or guarantees all loss suffered by any Credit Party or other member of the Consolidated Group on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) is otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Initial Revolving Maturity Date” has the meaning set forth in the definition of Revolving Maturity Date.

“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or a Negotiated Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each calendar quarter and the applicable Maturity Date.

“Interest Period” means, (x) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, one, two, three or six months (or if agreed to by all Lenders making such Eurocurrency Rate Loan, nine or twelve months) thereafter, as selected by the Parent Borrower in the applicable Committed Loan Notice and (y) as to each Negotiated Rate Loan, the period commencing on the date such Negotiated Rate Loan is disbursed and ending on the date not more than one hundred eighty (180) days thereafter as selected by the Parent Borrower in the applicable Negotiated Rate Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               with respect to any Interest Period of one month or greater, the Parent Borrower may specify in the applicable Committed Loan Notice an alternative date as the last day of such Interest Period, which date shall be a Business Day not more than three (3) Business Days prior to or following the date that such Interest Period would otherwise end pursuant to the preceding clauses (i) and (ii) (but in no event shall such alternative date be a date in a later calendar month); and

(iv)                              no Interest Period shall, with respect to any Loan, extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person in which any member of the Consolidated Group directly or indirectly has an ownership interest but is not a Subsidiary.

“Judgment Currency” has the meaning specified in Section 10.19.

“Kindred” means Kindred Healthcare, Inc. and its Subsidiaries.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender, the Alternative Currency Fronting Lender, each Alternative Currency Funding Lender and each Alternative Currency Participating Lender, as applicable. The term “Lender” may also be used to refer to a Revolving Lender, a Term A Lender or a Term B Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the date that is the fifth (5th) day prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means $200,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR Quoted Currency” means Dollars, Euro, Sterling, Yen and Swiss Franc, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Revolving Loan, a Term A Loan, a Term B Loan, a Swing Line Loan or a Negotiated Rate Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 and the Engagement Letter.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean any event or condition that (a) has a material adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole or (b) materially impairs the ability of the Credit Parties as a whole to perform their material obligations under any Loan Document; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Effect”, even though, individually, such event or condition would not do so.

“Material Group” has the meaning specified in the definition of “Material Subsidiary.”

“Material Lease” means any lease in which any member of the Consolidated Group is the landlord that individually or together with such tenant’s other leases in which any member of the Consolidated Group is the landlord, requires annual base rent to be paid to the Consolidated Group in excess of $100,000,000.

“Material Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Subsidiary (other than Indebtedness hereunder and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Subsidiary” means each Subsidiary or any group of Subsidiaries (i) which, as of the most recent fiscal quarter of the Guarantor for which financial statements have been delivered pursuant to Section 6.01, contributed greater than $75,000,000 of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended or (ii) which contributed greater than $250,000,000 of Consolidated Gross Asset Value as of such date.  A group of Subsidiaries (a “Material Group”) each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a

Material Subsidiary if the group taken as a single entity satisfies the requirements of the foregoing sentence.

“Maturity Date” means, as applicable, the Revolving Maturity Date, the Term A Maturity Date and/or the Term B Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negotiated Rate Borrowing” means one or more Negotiated Rate Loans made to a Borrower by one or more of the Revolving Lenders and of which the Administrative Agent is given notice by a Negotiated Rate Loan Notice.

“Negotiated Rate Funding Date” shall have the meaning set forth in Section 2.05(b).

“Negotiated Rate Loan” shall have the meaning set forth in Section 2.05(a).

“Negotiated Rate Loan Notice” means a notice of a Negotiated Rate Loan made pursuant to Section 2.05, in substantially the form of Exhibit C, duly completed and executed and personally delivered or transmitted by facsimile by the Parent Borrower.

“Negotiated Rate Sublimit” means an amount equal to fifty percent (50%) of the Aggregate Revolving Commitments, which shall be available for negotiated rate advances.  The Negotiated Rate Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” of a Person means any Indebtedness of such Person, the recourse for which is limited to the asset or assets securing such Indebtedness, other than in respect of environmental liabilities, fraud, misrepresentation and other similar matters.

“Notes” means, collectively, the Revolving Notes, Term A Notes and Term B Notes, and “Note” means any of them individually.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrowers arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against the Borrowers or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) obligations of the Borrowers under any Swap Contract to which a Lender or any Affiliate of a Lender is a party and (iii) obligations of the Borrowers under any Treasury Management Agreement with a Treasury Management Lender; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Revolving Loans, Swing Line Loans and Negotiated Rate Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans, Swing Line Loans and Negotiated Rate Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrowers of Unreimbursed Amounts or any refinancings thereof; (c) with respect to the Term A Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof; and (d) with respect to the Term B Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” means Ventas Realty, Limited Partnership, a Delaware limited partnership.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” shall mean, for purposes of determining Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Net Income and any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement.  Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of the applicable Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, a Term A Borrowing, a Term B Borrowing or a conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Swing Line Loan, a Swing Line Loan Notice and (d) with respect to a Negotiated Rate Loan, a Negotiated Rate Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Alternative Currency Risk Participations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that (i) the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders and (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Alternative Currency Fronting Lender for purposes of making a determination of the Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than fifty percent (50%) of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Alternative Currency Risk Participations being deemed “held” by such Revolving Lender for purposes of this definition); provided that (i) any Revolving Commitment of, and the portion of the Total Revolving Outstandings (including risk participations in Letters of Credit and Swing Line Loans) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Lenders, and (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Alternative Currency Fronting Lender for purposes of making a determination of the Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Outstanding Amount of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Outstanding Amount of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, and the treasurer of any Credit Party or any entity authorized to act on behalf of a Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Guarantor’s Equity Interests, or on account of any return of capital to the Guarantor’s stockholders, partners or members (or the equivalent Person thereof); provided that dividends to the extent in the form of Equity Interests shall not constitute Restricted Payments.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) the date the Alternative Currency Fronting Lender has requested payment from the Alternative Currency Participating Lenders in Dollars and, with respect to all other instances pursuant to Section 2.02(f), the date on which payments in Dollars are made between the Alternative Currency Fronting Lender and Alternative Currency Participating Lenders with respect to such Revolving Loan, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Negotiated Rate Loan denominated in a currency other than Dollars, each of the following:  (i) each date of a Borrowing of a Negotiated Rate Loan denominated in a currency other than Dollars, (ii) each date of a continuation of a Negotiated Rate Loan denominated in a currency other than Dollars, and (iii) such additional dates as the Administrative Agent shall determine or the applicable Revolving Lenders shall require; and (c) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following:  (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under such Letter of Credit and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) if such Lender is an Alternative Currency Participating Lender with respect to any Alternative Currency, purchase Alternative Currency Risk Participations in Loans denominated in such Alternative Currency, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Revolving Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Committed Revolving Loan or an outstanding Negotiated Rate Loan and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Revolving Loan” means any extension of credit by a Revolving Lender to the Borrowers under the Revolving Credit Facility.

“Revolving Maturity Date” means January 31, 2018 (the “Initial Revolving Maturity Date”), subject to extension in accordance with Section 2.15.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Committed Revolving Loans made by such Lender, substantially in the form of Exhibit D-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means, with respect to any Person, any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case to the extent applicable to such Person.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Managing Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., BBVA Compass Bank, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association and Wells Fargo Bank, N.A., in their capacity as Senior Managing Agents.

“Significant Acquisition” means the acquisition (in one or a series of related transactions) of all or substantially all of the assets or Equity Interests of a Person or any division, line of business or business unit of a Person for an aggregate consideration in excess of $450,000,000.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” has the meaning provided in Section 11.07.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to $250,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Swiss Franc” means the lawful currency of Switzerland.

“Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as Syndication Agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(b)(i).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrowers pursuant to Section 2.01(b)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate Term A Commitments for all Term A Lenders is USD $200,000,000.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Maturity Date” means January 31, 2018.

“Term A Note” means a promissory note made by the Borrowers in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit D-2.

“Term B Borrowing” means, collectively, a Canadian Term B Borrowing and a US Term B Borrowing.

“Term B Commitment” means, collectively, a Canadian Term B Commitment and a US Term B Commitment.  The initial aggregate Term B Commitments for all Term B Lenders is USD $800,000,000.

“Term B Facility” means, collectively, the Canadian Term B Facility and the US Term B Facility.

“Term B Lenders” means, collectively, the Canadian Term B Lenders and the US Term B Lenders.

“Term B Loan” means an advance made by a Term B Lender under the Term B Facility.

“Term B Maturity Date” means January 31, 2019.

“Term B Note” means a promissory note made by the Borrowers in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit D-3.

“Term Borrowing” means either a Term A Borrowing or a Term B Borrowing.

“Term Commitment” means either a Term A Commitment or a Term B Commitment.

“Term Facilities” means the Term A Facility and the Term B Facility.

“Term Lender” means a Term A Lender or a Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans, all Swing Line Loans, all L/C Obligations and all Negotiated Rate Loans.

“Treasury Management Agreement” means any treasury, depository or cash management arrangements, services or products, including, without limitation, overdraft services and automated clearinghouse transfers of funds.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Committed Revolving Loan, Term A Loan or Term B Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(v).

“US Term B Borrowing” means a borrowing consisting of simultaneous US Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the US Term B Lenders pursuant to Section 2.01(c)(i).

“US Term B Commitment” means, as to each US Term B Lender, its obligation to make US Term B Loans to the Borrowers pursuant to Section 2.01(c)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such US Term B Lender’s name on Schedule 2.01 under the caption “US Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such US Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“US Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the US Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the US Term B Loans of all US Term B Lenders outstanding at such time.

“US Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a US Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds US Term B Loans at such time.

“US Term B Loan” means an advance made by any US Term B Lender under the US Term B Facility.

“Ventas” shall mean Ventas, Inc., a Delaware corporation, and its permitted successors.

“Wholly-Owned Subsidiary” means any wholly-owned Subsidiary of the Guarantor that is not a special purpose entity.

“Yen” and “¥” mean the lawful currency of Japan.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Group shall be deemed to be carried in accordance with GAAP, excluding the effects of FASB ASC 825 on financial liabilities.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  Pro Forma Basis.  Determinations of compliance with the financial covenants hereunder shall be made on a Pro Forma Basis.

1.04                        Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents and/or Alternative Currency Equivalents of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or Dollars.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be its Dollar Equivalent as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)                                 Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount

(rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06                        Additional Alternative Currencies.

(a)                                 The Borrowers may from time to time request that Revolving Loans to be made as Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Revolving Loans as Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent, any Revolving Lender that consents to make such Eurocurrency Rate Loans in such currency in accordance with the terms of this Section 1.06 and the Alternative Currency Fronting Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date (but not less than eleven (11) Business Days prior) as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Revolving Lender (in the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Revolving Loans to be made as Eurocurrency Rate Loans, or Letters of Credit to be issued, in such requested currency.  If the Administrative Agent and Required Revolving Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Parent Borrower and the Revolving Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and the Revolving Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent from any Revolving Lender to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Parent Borrower and the Revolving Lenders.

1.07                        Change of Currency.

(a)                                 Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

1.08                        Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the establishment of the rates described in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rates thereto.

1.09                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit at any given time shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all increases that are scheduled to occur at any time thereafter (notwithstanding that such maximum stated amount is not in effect at such time).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.

(a)                                 Committed Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrowers in Dollars or (subject to the provisions of Section 2.02(f)) in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate

Outstanding Amount of the Committed Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Committed Revolving Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Fronting Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Committed Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) the aggregate Outstanding Amount of all Committed Revolving Loans fronted by any Alternative Currency Fronting Lender shall not exceed $25,000,000.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01.  Committed Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)                                 Term A Loans.

(i)                                     Term A Loans.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrowers on the Closing Date in Dollars in an amount not to exceed such Term A Lender’s Term A Commitment; provided that after giving effect to any such Borrowing, (i) the aggregate Outstanding Amount of all Term A Loans shall not exceed TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000), subject to increase as provided in Section 2.16, and (ii) the Outstanding Amount of all Term A Loans made by any Term A Lender shall not exceed such Term A Lender’s Term A Commitment.

(ii)                                  Any Loans made under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  Notwithstanding anything to the contrary contained herein, each Term A Lender may, at its option, fulfill its obligations to make any Term A Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Term B Loans.

(i)                                     US Term B Loans.  Subject to the terms and conditions set forth herein, each US Term B Lender severally agrees to make a single loan to the Borrowers on the Closing Date in Dollars in an amount not to exceed such US Term B Lender’s US Term B Commitment; provided that after giving effect to any such Borrowing, (i) the aggregate Outstanding Amount of all US Term B Loans shall not exceed SIX HUNDRED EIGHTY-THREE MILLION FIVE HUNDRED EIGHTY-SIX THOUSAND FOUR HUNDRED EIGHTY AND NO/100 DOLLARS ($683,586,480), subject to increase as provided in Section 2.16, (ii) the aggregate Outstanding Amount of all Term B Loans shall not exceed the aggregate Term B Commitment of all Term B Lenders and (iii) the Outstanding Amount of all Term B Loans made by any US Term B Lender shall not exceed such US Term B Lender’s Term B Commitment.

(ii)                                  Canadian Term B Loans.  Subject to the terms and conditions set forth herein, each Canadian Term B Lender severally agrees to make a single loan to the Borrowers on the Closing Date in Canadian Dollars in an amount not to exceed such Canadian Term B Lender’s

Canadian Term B Commitment; provided that after giving effect to any such Borrowing, (i) the aggregate Outstanding Amount of all Canadian Term B Loans shall not exceed ONE HUNDRED TWENTY-FOUR MILLION FOUR HUNDRED THOUSAND AND NO/100 CANADIAN DOLLARS (CDN $124,400,000), subject to increase as provided in Section 2.16, (ii) the aggregate Outstanding Amount of all Term B Loans shall not exceed the aggregate Term B Commitment of all Term B Lenders and (iii) the Outstanding Amount of all Term B Loans made by any Canadian Term B Lender shall not exceed such Canadian Term B Lender’s Term B Commitment.

(iii)                               Any Loans made under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  Notwithstanding anything to the contrary contained herein, each Term B Lender may, at its option, fulfill its obligations to make any Term B Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Committed Borrowing, each Term A Borrowing, each Term B Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency or Australian Dollars) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Parent Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount the Dollar Equivalent of which is $1,000,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(b) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice (whether telephonic or written) shall specify (i) the name of the Borrower, (ii) whether such Borrower is requesting a Committed Borrowing, a Term A Borrowing, a Term B Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type and Class of Loans to be borrowed or continued or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed or continued.  If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Committed Borrowing or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation of a Revolving Loan, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest

Period of one month.  If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Term Borrowing or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation of a Term Borrowing, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Canadian Term B Borrowings, such Loans shall be continued as Eurocurrency Rate Loans with an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the relevant Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Committed Loan Notice requesting a Committed Borrowing denominated in Dollars or in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender, the Administrative Agent shall promptly notify each applicable Revolving Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Revolving Loans.  Following receipt of a Committed Loan Notice requesting a Committed Borrowing denominated in an Alternative Currency with respect to which the Administrative Agent and the Parent Borrower have received notice that one or more Revolving Lenders is an Alternative Currency Participating Lender, the Administrative Agent shall on the next following Business Day notify (i) each Alternative Currency Funding Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Alternative Currency Funding Applicable Percentage, (ii) the Alternative Currency Fronting Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of the aggregate Alternative Currency Risk Participations in such Committed Borrowing, (iii) each Alternative Currency Participating Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Alternative Currency Risk Participation in such Committed Borrowing, and (iv) all Revolving Lenders and the Parent Borrower of the aggregate Alternative Currency Equivalent and the Dollar Equivalent of such Committed Borrowing and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent and Alternative Currency Equivalent.  If no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Committed Borrowing in Dollars or in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender or in the case of a Term Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 2:00 p.m., in the case of any Committed Revolving Loan denominated in Dollars or in the case of a Term Borrowing, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  In the case of a Committed Borrowing in an Alternative Currency with respect to which the Administrative Agent has received notice that any Revolving Lender is an Alternative Currency Participating Lender, each Alternative Currency Funding Lender shall make the amount of its Alternative Currency Funding Applicable Percentage of such Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time, on the Business Day specified in the applicable Committed Loan Notice.  In any event, a Revolving Lender may cause an Affiliate to fund or make the amount of its Loan available in accordance with the foregoing provisions.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the relevant Borrower (or the account of the Parent Borrower as agent for the relevant Borrower to the extent such funds are in respect of Loans made to such other Borrower) on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the relevant Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) if the Administrative Agent has notified the Parent Borrower that the Required Lenders have determined that such a continuation or conversion is not appropriate, and the Required Lenders may require that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Parent Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the applicable Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Committed Borrowings, all Term A Borrowings, all Term B Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect with respect to all Loans.

(f)                                   Alternative Currency Funding and Participation.

(i)                                     Subject to all of the terms and conditions set forth in this Agreement, including the provisions of Section 2.01, and without limitation of the provisions of this Section 2.02, with respect to any Revolving Loans denominated in an Alternative Currency with respect to which one or more Revolving Lenders has given notice to the Administrative Agent that it is an Alternative Currency Participating Lender, (A) each Revolving Lender agrees from time to time on any Business Day during the Availability Period to fund its Applicable Percentage of Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Funding Lender; and (B) each Revolving Lender severally agrees to acquire an Alternative Currency Risk Participation in Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Participating Lender.

(ii)                                  Each Revolving Loan denominated in an Alternative Currency shall be funded upon the request of the Parent Borrower in accordance with Section 2.02(b).  Immediately upon the funding by the Alternative Currency Fronting Lender of its Alternative Currency Funding Applicable Percentage of any Revolving Loan denominated in an Alternative Currency with respect to which one or more Revolving Lenders is an Alternative Currency Participating Lender, each Alternative Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased (and the Administrative Agent may apply any Cash Collateral that is available with respect to such purchase by any Alternative Currency Participating Lender) from such Alternative Currency Fronting Lender an Alternative Currency Risk Participation in such Loan in an amount such that, after such purchase, each Revolving Lender (including the Alternative Currency Funding Lenders, the Alternative Currency Fronting Lender and the Alternative Currency Participating Lenders) will have an Alternative Currency Loan Credit Exposure with respect to such Revolving Loan equal in amount to its Applicable Percentage of such Revolving Loan.

(iii)                               Upon the occurrence and during the continuance of an Event of Default, the Alternative Currency Fronting Lender may, by written notice to the Administrative Agent delivered not later than 11:00 a.m., on the second (2nd) Business Day preceding the proposed date of funding and payment by Alternative Currency Participating Lenders of their Alternative Currency Risk Participations purchased in such Revolving Loans as shall be specified in such notice (the “Alternative Currency Participation Payment Date”), request each Alternative Currency Participating Lender to fund the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to such Revolving Loans to the Administrative Agent on the Alternative Currency Participation Payment Date in Dollars.  Following receipt of such notice, the Administrative Agent shall promptly notify each Alternative Currency Participating Lender of the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to each such Revolving Loan (determined at the Spot Rate on the date of advance of such Revolving Loan) and the applicable Alternative Currency Participation Payment Date.  Any notice given by the Alternative Currency Fronting Lender or the Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)                              On the applicable Alternative Currency Participation Payment Date, each Alternative Currency Participating Lender in the Revolving Loans specified for funding pursuant to this Section 2.02(f) shall deliver the Dollar Equivalent of such Alternative Currency Participating Lender’s Alternative Currency Risk Participation with respect to such specific Revolving Loans in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Alternative Currency Participating Lender shall be (i) responsible for any default by any other Alternative Currency Participating Lender in such other Alternative Currency Participating Lender’s obligation to pay such amount and/or (ii) required to fund an amount under this Section 2.02(f) that would exceed the amount of such Revolving Lender’s Revolving Commitment.  Upon receipt of any such amounts from the Alternative Currency Participating Lenders, the Administrative Agent shall distribute such Dollar amounts in Same Day Funds to the Alternative Currency Fronting Lender.

(v)                                 In the event that any Alternative Currency Participating Lender fails to make available to the Administrative Agent the Dollar Equivalent of its Alternative Currency Risk Participation as provided herein, the Administrative Agent shall be entitled to recover such amount on behalf of the Alternative Currency Fronting Lender on demand from such Alternative Currency Participating Lender together with interest at the Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  A certificate of the Administrative Agent submitted to any Alternative Currency Participating Lender with respect to amounts owing hereunder shall be conclusive in the absence of demonstrable error.

(vi)                              In the event that the Alternative Currency Fronting Lender receives a payment in respect of any Revolving Loan, whether directly from a Borrower or otherwise, in which the Alternative Currency Participating Lenders have fully funded in Dollars their purchase of Alternative Currency Risk Participations, the Alternative Currency Fronting Lender shall promptly distribute to the Administrative Agent, for its distribution to each such Alternative Currency Participating Lender, the Dollar Equivalent of such Alternative Currency Participating Lender’s Alternative Currency Participant’s Share of such payment in Dollars and in Same Day Funds.  If any payment received by the Alternative Currency Fronting Lender with respect to any Revolving Loan in an Alternative Currency made by it shall be required to be returned by the Alternative Currency Fronting Lender after such time as the Alternative Currency Fronting Lender has distributed such payment to the Administrative Agent pursuant to the immediately preceding sentence, each Alternative Currency Participating Lender that has received a portion of such payment shall pay to the Alternative Currency Fronting Lender an amount equal to its Alternative Currency Participant’s Share in Dollars of the amount to be returned; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in that other Alternative Currency Participating Lender’s obligation to pay such amount.

(vii)                           Anything contained herein to the contrary notwithstanding, each Alternative Currency Participating Lender’s obligation to acquire and pay for its purchase of Alternative Currency Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Alternative Currency Participating Lender may have against the Alternative Currency Fronting Lender, the Administrative Agent, a Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or any of their Subsidiaries; (iv) any breach of this Agreement or any other Loan Document by a Credit Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)                        In no event shall (i) the Alternative Currency Risk Participation of any Alternative Currency Participating Lender in any Revolving Loans denominated in an Alternative Currency pursuant to this Section 2.02(f) be construed as a loan or other extension of credit by such Alternative Currency Participating Lender to a Borrower, any Revolving Lender or the Administrative Agent nor (ii) this Agreement be construed to require any Revolving Lender that is an Alternative Currency Participating Lender with respect to a specific Alternative Currency to make any Revolving Loans in such Alternative Currency under this Agreement or any other Loan Document, subject to the obligation of each Alternative Currency Participating Lender to give notice to the Administrative Agent and the Parent Borrower at any time such Revolving Lender acquires the ability to make Revolving Loans in such Alternative Currency.

(ix)                              The Administrative Agent shall change a Revolving Lender’s designation from Alternative Currency Participating Lender to Alternative Currency Funding Lender with respect to an Alternative Currency for which such Revolving Lender previously has been designated an Alternative Currency Participating Lender, upon receipt of a written notice to the Administrative Agent and the Parent Borrower from such Alternative Currency Participating Lender requesting that its designation be so changed.  Each Alternative Currency Participating Lender agrees to give such notice to the Administrative Agent and the Parent Borrower promptly upon its acquiring the ability to make Revolving Loans in such Alternative Currency.  Schedule 2.02 hereto lists each

Alternative Currency Participating Lender as of the Closing Date in respect of each Alternative Currency.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower, any other Credit Party or any of their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the accounts of the Credit Parties or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of the Committed Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Revolving Loans denominated in Alternative Currencies), plus, with respect only to each Alternative Currency Participating Lender, such Lender’s Alternative Currency Risk Participations in Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Fronting Lender for such Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The Existing Letters of Credit shall be deemed to have been issued hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date; provided that a Letter of Credit may expire up to one year beyond the Letter of Credit Expiration Date so long as the Borrowers Cash Collateralize one hundred and five percent (105%) of the face amount of such Letter of Credit no later than thirty (30) days prior to the Letter of Credit Expiration Date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense (for which the L/C Issuer is not otherwise compensated hereunder) that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)                               any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Parent Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or the Parent

Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall (and shall not, if it has received such a notice), on the requested date, issue a Letter of Credit for the account of the relevant Borrower or other Credit Party (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of such Letter of Credit.

(iii)                               If the Parent Borrower so requests in a Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Parent Borrower and the L/C Issuer at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Parent Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except as set forth in Section 2.03(a)(ii)(B)); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)                                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Parent Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Committed Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(v) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(vi)                              Each Revolving Lender shall upon any notice pursuant to Section 2.03(b)(v) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral that has been provided for such purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Dollar Equivalent of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(vii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars and such funds shall be applied to reimburse the L/C Issuer for the applicable draw under the Letter of Credit.

(vii)                           With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Committed Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(vi) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(viii)                        Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(ix)                              Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Credit Parties, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(x)                                 If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(vi), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding such interest and fees) shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (x) shall be conclusive absent manifest error.

(c)                                  Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(b)(v) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause (c)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)                                 Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)                                  Role of L/C Issuer.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by a Borrower that such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit or the L/C Issuer’s payment under any Letter of Credit without presentation to it of a draft, certificates and/or other documents that substantially comply with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)                                   Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(g)                                  Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in Dollars a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the L/C Issuer pursuant to Section 2.03(a)(iii) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments, if any, in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, retained by the Borrowers, if they have provided Cash Collateral in respect of such Defaulting Lender’s Fronting Exposure, or if the Borrowers have not provided Cash Collateral in respect of such Fronting Exposure, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h)                                 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee per annum with respect to each Letter of Credit, equal to the rate per annum specified in the Engagement Letter.  The amount of such fronting fees shall be determined on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)                                    Letters of Credit Issued for Other Credit Parties or Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Credit Party or a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of other Credit Parties or Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Credit Parties and Subsidiaries.

(k)                                 Outstanding Letters of Credit.  The L/C Issuer shall deliver to the Administrative Agent, for distribution to the Revolving Lenders, an accounting of all Letters of Credit outstanding as of the end of each fiscal quarter of the Guarantor.

2.04                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Revolving Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, such Lender’s Alternative Currency Risk Participations in Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Fronting Lender for such Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the Outstanding Amount of all Swing Line Loans shall not exceed the Swing Line Sublimit and (iv) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the Borrower that is requesting a Swing Line Borrowing, (ii) the amount to be borrowed, which shall be a minimum of $100,000, and (iii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will (and will not, if it has received such notice), not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of such Swing Line Loan available to the relevant Borrower at its office by crediting the account of the relevant Borrower (or the account of the Parent Borrower as agent for the relevant Borrower to the extent that the Swing Line Loan is being made to such other Borrower) on the books of the Swing Line Lender in Same Day Funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Committed Revolving Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Committed Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan for the account of any Revolving Lender) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to

Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the relevant Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by Base Rate Committed Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Committed Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Credit Parties, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Committed Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Negotiated Rate Loans.

(a)                                 Negotiated Rate Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender, severally and for itself alone, may (but is not obligated to) make one or more loans (which loans may be made in Dollars or in any other currency) (each such loan, a “Negotiated Rate Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate Outstanding Amount not to exceed at any time (i) the Negotiated Rate Sublimit and (ii) with respect to Negotiated Rate Loans made in a currency other than Dollars (plus the all outstanding Committed Revolving Loans denominated in an Alternative Currency), the Alternative Currency Sublimit, notwithstanding the fact that such Negotiated Rate Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of such Lender may exceed the amount of such Lender’s Revolving Commitment; provided that Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments; and, provided, further, that Negotiated Rate Loans shall be available to the Borrowers for periods of one (1) day to one hundred eighty (180) days, so long as two of the three Debt Ratings from S&P, Moody’s and Fitch are BBB- or better (Baa3 or better in the case of Moody’s).  It is understood that should a Revolving Lender make a Negotiated Rate Loan, it shall not relieve such Lender from its obligation to make its pro rata share of any future Committed Revolving Loan even if after making such Committed Revolving Loan the Outstanding Amount of Committed Revolving Loans and L/C Obligations of such Lender, together with the Outstanding Amount of its Negotiated Rate Loans, exceeds the amount of such Lender’s Revolving Commitment.

(b)                                 Procedure for Negotiated Rate Loans.  The Parent Borrower may, from time to time, approach one or more of the Revolving Lenders to determine whether such Lender or Lenders will make one or more Negotiated Rate Loans.  The Parent Borrower (for itself or acting as agent on behalf of any other Borrower) and any Revolving Lender or Revolving Lenders shall, if each of them in their sole discretion elects to do so, agree to enter into one or more Negotiated Rate Loans as part of such proposed Negotiated Rate Borrowing on mutually agreed-upon terms, including the Interest Period with respect thereto, and notify the Administrative Agent by delivering a written Negotiated Rate Loan Notice from the Parent Borrower and the Revolving Lender or Revolving Lenders proposing to make Negotiated Rate Loans (i) with respect to Negotiated Rate Loans made in Dollars, before 12:00 Noon on the date of the funding of such Negotiated Rate Loan, which shall be a Business Day (the “Negotiated Rate Funding Date”) and (ii) with respect to Negotiated Rate Loans made in a currency other than Dollars, two (2) Business Days prior to the Negotiated Rate Funding Date.  Such Negotiated Rate Loan Notice shall specify the Borrower that is requesting a Negotiated Rate Loan, the amount of each Negotiated Rate Loan that such Revolving Lender or Revolving Lenders will make as part of such proposed Negotiated Rate Borrowing, the Negotiated Rate Funding Date, the currency of the Negotiated Rate Loan requested, the date or dates of maturity thereof, which date or dates may not occur after the Revolving Maturity Date, the rate or rates of interest applicable thereto and all other terms thereof.  Each Negotiated Rate Loan shall be made pursuant to a Negotiated Rate Loan Notice.  In lieu of delivering the written Negotiated Rate Loan Notice described above, the Parent Borrower may give the Administrative Agent telephonic notice of any Negotiated Rate Borrowing by the time required under this clause (b), provided that such telephonic notice shall be confirmed by delivery of a written Negotiated Rate Loan Notice to the Administrative Agent by no later than 2:00 p.m. on the date of such telephonic notice.

(c)                                  Funding of Negotiated Rate Loans in Dollars.  No later than 2:00 p.m. on the Negotiated Rate Funding Date, each applicable Revolving Lender will make available to the Administrative Agent in Dollars and immediately available funds at the Administrative Agent’s Office the Negotiated Rate Loan, if any, to be made by such Lender as part of the Negotiated Rate Borrowing to be made on such date in the manner provided above.  Upon receipt by the Administrative Agent of all such funds, the Administrative Agent shall disburse to the relevant Borrower on such date such Negotiated Rate Loan in like funds to such Borrower’s account (or the account of the Parent Borrower as agent for the relevant Borrower to the extent such funds are in respect of Negotiated Rate Loans made to such other Borrower) specified in the relevant Negotiated Rate Loan Notice.  The Administrative Agent may, but shall not be required to, advance on behalf of any Revolving Lender such Revolving Lender’s Negotiated Rate Loan on the date a Negotiated Rate Loan is made unless such Revolving Lender shall have notified the Administrative Agent prior to such date that it does not intend to make available such Negotiated Rate Loan on such date.  If the Administrative Agent makes such advance, the Administrative Agent shall be entitled to recover such amount on demand from the Revolving Lender on whose behalf such advance was made, and if such Revolving Lender does not pay the Administrative Agent the amount of such advance on demand, the Borrowers shall promptly repay such amount to the Administrative Agent.  Until such amount is repaid to the Administrative Agent by such Revolving Lender or the Borrowers, such advance shall be deemed for all purposes to be a Negotiated Rate Loan made by the Administrative Agent.  In such event, if a Revolving Lender has not in fact made its share of the applicable Negotiated Rate Loan available to the Administrative Agent, then the applicable Revolving Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.

(d)                                 Funding of Negotiated Rate Loans in Currencies other than Dollars.  No later than (i) 2:00 p.m. on the Negotiated Rate Funding Date, each applicable Revolving Lender will make available directly to the relevant Borrower such Negotiated Rate Loans in the applicable currency either by (A) crediting the account of the relevant Borrower on the books of such Revolving Lender with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) such Revolving Lender by the Parent Borrower and (ii)

promptly following receipt thereof, the relevant Borrower or Parent Borrower shall provide the Administrative Agent written notice of receipt of the proceeds of such Negotiated Rate Loan.

2.06                        Prepayments.

(a)                                 The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Committed Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies or Australian Dollars) (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Revolving Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Revolving Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (including, in the event such prepayment is of a Committed Revolving Loan denominated in an Alternative Currency, each Alternative Currency Funding Lender’s Alternative Currency Funding Applicable Percentage of such payment).  If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment made pursuant to this clause (a) shall be made ratably among the Revolving Lenders in accordance with their respective Applicable Percentages of the Committed Revolving Loans.

(b)                                 The Borrowers may, upon notice by the Parent Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied.

(c)                                  The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Negotiated Rate Loans in whole or in part without premium or penalty (unless the relevant Borrower and the applicable Lender have otherwise agreed, in which case such Negotiated Rate Loan may be prepaid in accordance with such agreement); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of prepayment of such Negotiated Rate Loans; (ii) the Revolving Lender or Revolving Lenders making the Negotiated Rate Loan have consented to such prepayment; and (iii) unless agreed to by the applicable Revolving Lender and the Administrative Agent (such consent not to be unreasonably withheld), any prepayment of Negotiated Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each applicable Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied.  Any prepayment of a Negotiated Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts as may be agreed to by the relevant Borrower and the Revolving Lender or Revolving Lenders making such Negotiated Rate Loan.

(d)                                 If the Administrative Agent notifies the Parent Borrower at any time that (i) the Total Revolving Outstandings at such time exceed an amount equal to one hundred and five percent (105%) of the Aggregate Revolving Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect, (iii) the Swing Line Loans outstanding at such time exceed the Swing Line Sublimit then in effect, (iv) the Negotiated Rate Loans outstanding at such time exceed the Negotiated Rate Sublimit then in effect, or (v) the Outstanding Amount of all Committed Revolving Loans denominated in Alternative Currencies and Negotiated Rate Loans denominated in a currency other than Dollars at such time exceeds an amount equal to one hundred and five percent (105%) of the Alternative Currency Sublimit then in effect, the Borrowers shall immediately (or within five (5) Business Days in the case of the Alternative Currency Sublimit) prepay the applicable Revolving Loans or Negotiated Rate Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, subject to the provisions of Section 2.17(a)(iv), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Revolving Loans, the Swing Line Loans and the Negotiated Rate Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(e)                                  The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Term A Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars shall be in a minimum principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Term A Loans that are Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term A Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term A Loans.  The Administrative Agent will promptly notify each applicable Term A Lender of its receipt of each such notice, and of the amount of such Term A Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied.  Any prepayment of Term A Loans that are Eurocurrency Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment made pursuant to this clause (e) shall be made ratably among the applicable Term A Lenders in accordance with their respective Applicable Percentages of the applicable Term A Loans.

(f)                                   The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Term B Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Canadian Dollars shall be in a minimum principal amount the Dollar Equivalent of which is $500,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Term B Loans that are Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term B Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term B Loans.  The Administrative Agent will promptly notify each applicable Term B Lender of its receipt of each such notice, and of the amount of such Term B Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied.  Any prepayment of Term B Loans that are Eurocurrency Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment made pursuant to this clause (f) shall be made ratably among the applicable Term B Lenders in accordance with their respective Applicable Percentages of the applicable Term B Loans.

2.07                        Termination or Reduction of Revolving Commitments.

(a)                                 Unless previously terminated, the Revolving Commitments will terminate on the Revolving Maturity Date.

(b)                                 The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Parent Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of all Letters of Credit would exceed the Letter of Credit Sublimit, (C) the Outstanding Amount of all Swing Line Loans would exceed the Swing Line Sublimit, (D) the Outstanding Amount of all Negotiated Rate Loans would exceed the Negotiated Rate Sublimit or (E) the Outstanding Amount of all Revolving Committed Loans denominated in Alternative Currencies and Negotiated Rate Loans denominated in a currency other than Dollars exceeds an amount equal to one hundred and five percent (105%) of the Alternative Currency Sublimit.  Each notice of termination shall specify such election to terminate and the effective date thereof.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Parent Borrower.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.  A notice delivered by the Parent Borrower pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of proceeds from a Disposition, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08                        Repayment.

(a)                                 The Borrowers shall repay to the Revolving Lenders on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Revolving Loans, Swing Line Loans, Negotiated Rate Loans and all L/C Obligations, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b)                                 The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Maturity Date.

(c)                                  The Borrowers shall repay each Term A Loan on the Term A Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(d)                                 The Borrowers shall repay each Term B Loan on the Term B Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

2.09                        Interest.

(a)                                 Applicable Interest.  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Committed Revolving Loans; and (iv) each Negotiated Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the amount agreed to between the relevant Borrower and the Revolving Lender as set forth in the Negotiated Rate Loan Notice.

(b)                                 Default Interest.

(i)                                     If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest Payment Date.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                                 Interest Act (Canada).  For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(e)                                  Alternative Currency Fronting Lender.  Interest on any Revolving Loan in an Alternative Currency advanced by the Alternative Currency Fronting Lender shall be for the benefit of the Alternative Currency Fronting Lender, and not any Alternative Currency Participating Lender, until the applicable

Alternative Currency Participating Lender has funded its participation therein to the Alternative Currency Fronting Lender.

2.10                        Fees.

In addition to certain fees described in subsections (g) and (h) of Section 2.03:

(a)                                 Facility Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments, a facility fee in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Committed Revolving Loans, Swing Line Loans, Negotiated Rate Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Revolving Loans, Swing Line Loans, Negotiated Rate Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

(b)                                 Other Fees.

(i)                                     The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(ii)                                  The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(c)                                  Alternative Currency Fronting Fee.  The Borrowers shall pay directly to the Alternative Currency Fronting Lender, for its own account, in Dollars, a fronting fee with respect to the portion of each Committed Borrowing in an Alternative Currency advanced by such Alternative Currency Fronting Lender for an Alternative Currency Participating Lender (but excluding the portion of such advance constituting the Alternative Currency Fronting Lender’s Applicable Percentage of such Committed Borrowing as an Alternative Currency Funding Lender), equal to 0.125% times such portion of such Committed Borrowing, computed on the Dollar Equivalent of such Committed Borrowing, such fee to be payable on the date of such Committed Borrowing.

2.11                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in an amount equal to the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including without limitation the Alternative Currency Fronting Lender’s Alternative Currency Funding Applicable Percentage of any payment made with respect to any Revolving Loan as to which any Alternative Currency Participating Lender has not funded its Alternative Currency Risk Participation) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a date other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 Noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the Loans constituting such Borrowing.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  In the event the Borrowers pay such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)                                     Payments by the Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Revolving Loans (including Revolving Loans denominated in Alternative Currencies in the event they are Alternative Currency Funding Lenders), to fund participations in Letters of Credit and Swing Line Loans, to make payments pursuant to Section 10.04(c), to make Term A Loans, to make Term B Loans, and to fund Alternative Currency Risk Participations (if they are Alternative Currency Participating Lenders) are several and not joint.  The failure of any applicable Lender to make any Committed Revolving Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to fund any such participation, to make any payment under Section 10.04(c) on any date required hereunder, to make any Term A Loan or to make any Term B Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Revolving Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to purchase its participation, to make its payment under Section 10.04(c), to make its Term A Loan or to make its Term B Loan.

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Revolving Loans, Term A Loans or Term B Loans made by it, the participations in L/C Obligations or in Swing Line Loans or the Alternative Currency Risk Participations held by it (but not including any amounts applied by the Alternative Currency Fronting Lender to Revolving Loans in respect of Alternative Currency Risk Participations that have not yet been funded in accordance with the terms of this Agreement) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Revolving Loans, Term A Loans, Term B Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Revolving Loans, Term A Loans and Term B Loans and subparticipations in L/C Obligations, Swing Line Loans and Alternative Currency Risk Participations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Revolving Loans, Term A Loans and Term B Loans or such other amounts owing them, as applicable, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15                        Extension of Revolving Maturity Date.

(a)                                 Requests for Extension.  The Parent Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to the Initial Revolving Maturity Date, elect that the Revolving Lenders extend the Revolving Maturity Date for an additional year from the Initial Revolving Maturity Date.

(b)                                 Confirmation by Administrative Agent.  The Administrative Agent shall confirm receipt of the Parent Borrower’s notice delivered pursuant to Section 2.15(a) no later than the date that is fifteen (15) days prior to the Initial Revolving Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(c)                                  Extension of Revolving Maturity Date.  If (and only if) the conditions precedent set forth in Section 2.15(d) have been met, then, effective as of the Initial Revolving Maturity Date, the Revolving Maturity Date shall be extended to the date falling one year after the Initial Revolving Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(d)                                 Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, (i) the Parent Borrower shall deliver to the Administrative Agent a certificate of the Parent Borrower dated as of the Initial Revolving Maturity Date signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by each of the Credit Parties approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects on and as of the Initial Revolving Maturity Date (other than the representation in Section 5.18, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (2) as of the Initial Revolving Maturity Date, and immediately after giving effect to such extension, no Default exists and (ii) the Borrowers shall pay to the Revolving Lenders on the Initial Revolving Maturity Date a fee (to be shared among the Revolving Lenders based upon their Applicable Percentages of the Aggregate Revolving Commitments) equal to the product of (x) 0.15% multiplied by (y) the then Aggregate Revolving Commitments.

(e)                                  Conflicting Provisions.  This Section 2.15 shall supersede any provisions in Section 10.01 to the contrary.

2.16                        Increase in Revolving Commitments; Addition of Incremental Term Loan Facilities.

(a)                                 Request for Increase.  At any time prior to the then applicable Maturity Date, the Borrowers shall have the right to request an increase in the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”) or add one or more tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to FIVE HUNDRED MILLION DOLLARS ($500,000,000); provided that (i) no Default has occurred and is continuing, (ii) each increase must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by the Parent Borrower and the Administrative Agent), (iii) the maturity date of any Incremental Revolving Increase shall be no later than the Revolving Maturity Date, the maturity date of any Incremental Term Loan Facility shall be no later than the Term A Maturity Date or Term B Maturity Date, as applicable, and (iv) the conditions to the making of a Credit Extension set forth in Section 4.02 shall be satisfied or waived.  At the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender, Term A Lender or Term B Lender, as applicable, is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders).

(b)                                 Lender Elections to Increase.  Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or make term loans under the proposed Incremental Term Loan Facility, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or requested Incremental Term Loan Facility.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or make term loans under the Incremental Term Loan Facility, as applicable.  Any such Incremental Facility shall be syndicated on a best efforts basis and no Lender shall be required to increase its Revolving Commitment or make term loans under the Incremental Term Loan Facility, as applicable, to facilitate such Incremental Facility.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Parent Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  Subject to the approval of the Administrative Agent and, in the case of an Incremental Revolving Increase, the L/C Issuer (which approvals shall not be unreasonably withheld), the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Commitments are increased or term loans shall be made under any Incremental Term Loan Facility, as applicable, in accordance with this Section 2.16, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility.  The Administrative Agent shall promptly notify the Parent Borrower and the applicable Lenders of the final allocation of such Incremental Facility and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Incremental Facility.  As a condition precedent to such Incremental Facility, the Parent Borrower shall deliver to the Administrative Agent a certificate of the Parent Borrower dated as of the Increase Effective Date signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by each of the Credit Parties approving or consenting to such Incremental Facility, and (ii) certifying that (A) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Increase Effective Date (other than the representation in Section 5.18, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) as of the Increase Effective Date, and immediately after giving effect to such Incremental Facility, no Default exists.  In connection with any Incremental Revolving Increase, the Borrowers shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Revolving Commitments under this Section 2.16.  The Borrowers shall provide a Note to any new Lender joining on the Increase Effective Date, if requested.

(f)                                   Conflicting Provisions.  This Section 2.16 shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

(g)                                  Fees.  The Borrowers shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders providing such Incremental Facility, as set forth in the Engagement Letter and as otherwise determined at the time of such Incremental Facility.

(h)                                 Amendments.  If any amendment to this Agreement is reasonably requested to give effect to or to evidence any addition of Incremental Facilities pursuant to and in accordance with this Section 2.16, then such amendment shall be effective if executed by the Credit Parties, each Lender providing such Incremental Facility and the Administrative Agent.

2.17                        Cash Collateral.

(a)                                 Certain Credit Support Events.

(i)                                     (A) Upon the request of the Administrative Agent or the L/C Issuer (x) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation (other than in respect of an Extended Letter of Credit) for any reason remains outstanding or (B) upon the request of the Administrative Agent pursuant to Section 8.02, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)                                  If at any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii)                               In addition, if the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one hundred and five percent (105%) of the Letter of Credit Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit; provided that Cash Collateral provided pursuant to this Section 2.17(a)(iii) shall be refunded to the relevant Borrower when the Outstanding Amount of all L/C Obligations is less than one hundred and five percent (105%) of the Letter of Credit Sublimit then in effect.

(iv)                              The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of the Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America.  Each of the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Lenders (including the Swing Line Lender and the Alternative Currency Fronting Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an aggregate amount equal to the excess of (x) the aggregate amount of such applicable Fronting Exposure and obligations, over (y) the total amount of funds or other credit support, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under or applied pursuant to any of this Section 2.17 or Sections 2.02, 2.03, 2.04, 2.06, 2.18 or 8.02 in respect of Letters of Credit, Swing Line Loans or Alternative Currency Risk Participations shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations in Swing Line Loans or obligations to fund Alternative Currency Risk Participations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (and in any event within two (2) Business Days), together with all interest, if any, that has accrued on such amount, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by (x) the cure or waiver of the relevant Event of Default in respect of Cash Collateral provided pursuant to Section 8.02 and (y) the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)), (ii) as provided in Section 2.17(a)(iii) (solely to the extent described therein) or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender, as applicable, may agree that Cash Collateral (including any interest thereon) shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit or any Alternative Currency Risk Participation; fourth, as the Parent Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  Such Defaulting Lender (x) shall not be entitled to receive any facility fee on unfunded amounts pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender except only to the extent allocable to the sum of (1) the Outstanding Amount of the Committed Revolving Loans funded by it, (2) its Applicable

Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided (or is deemed to have provided) Cash Collateral pursuant to Section 2.03(a)(iii), Section 2.17 or Section 2.18(a)(ii), as applicable, and (3) its Alternative Currency Participant’s Share of all Revolving Loans denominated in Alternative Currencies for which it is deemed to have provided Cash Collateral pursuant to Section 2.17 or Section 2.18(a)(ii), as applicable (and the Borrowers shall (A) be required to pay to each of the L/C Issuer, the Swing Line Lender and the Alternative Currency Fronting Lender, as applicable, the amount of such facility fee allocable to its Fronting Exposure arising from such Defaulting Lender (solely to the extent not Cash Collateralized by the Borrowers) and (B) not be required to pay the remaining amount of such facility fee that otherwise would have been required to have been paid to such Defaulting Lender), and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans or Alternative Currency Risk Participations pursuant to Sections 2.02, 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans and Alternative Currency Risk Participations shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Revolving Loans of such Lender.

(b)                                 Defaulting Lender Cure.  If the Parent Borrower, the Administrative Agent, and, in the case of a Defaulting Lender that is a Revolving Lender, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Committed Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans and Alternative Currency Risk Participations of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans and Alternative Currency Risk Participations to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Percentages of the Aggregate Revolving Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.19                        Joint and Several Liability.

(a)                                 Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)                                 Each of the Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d)                                 The obligations of each Borrower under the provisions of this Section 2.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.19, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.19 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 2.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)                                   The provisions of this Section 2.19 are made for the benefit of the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Fronting Lender (as applicable) and the

Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 2.19 shall remain in effect until all of the Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.19 will forthwith be reinstated and in effect as though such payment had not been made.

(g)                                  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or any Debtor Relief Laws.

(h)                                 The Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws.  Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated, and none of the Borrowers shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated.

(i)                                     Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Foreign Borrower shall be liable for the Obligations of the Parent Borrower.

2.20                        Appointment of Parent Borrower as Agent for Credit Parties.

Each of the Credit Parties hereby appoints the Parent Borrower to act as its agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II hereof).  Each of the Credit Parties acknowledges and agrees that (a) the Parent Borrower may execute such documents as agent on behalf of such Credit Party (whether as Borrower or Guarantor) as the Parent Borrower deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Parent Borrower as agent on its behalf, (b) any notice or other communication delivered by the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Fronting Lender (as applicable) and any Lender hereunder to the Parent Borrower shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Parent Borrower as agent on behalf of the Credit Parties (or any of them).  The Borrowers shall act through the Parent Borrower (acting as agent for the Borrowers) for all purposes under this Agreement and the other Loan Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Parent Borrower (acting as agent for the Borrowers).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or any Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(i)                                     If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, the applicable Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(ii)                                  If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, the applicable Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                                  Tax Indemnification.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, to the extent such Indemnified Taxes or Other Taxes are payable in respect of any payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document or otherwise with respect to any Loan Document or activities related thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Parent Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Borrowers shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and do hereby, indemnify and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) and (y) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.

(i)                                     Each Lender shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative

Agent, as the case may be, to determine (A) whether or not payments made by the Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii)                                  Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States:

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Parent Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements; and

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(iii)                               duly completed executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(iv)                              duly completed executed originals of IRS Form W-8ECI,

(v)                                 duly completed executed originals of IRS Form W-8IMY and all required supporting documentation,

(vi)                              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(vii)                           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(A)                               each Lender shall deliver to the Administrative Agent and the Parent Borrower at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law or reasonably requested by the Administrative Agent or the Parent Borrower sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.

(viii)                        Each Lender shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market (each an “Affected Eurocurrency Rate Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower through the Administrative Agent, which notice shall (i) in the case of any such restriction or prohibition with respect to an Alternative Currency, include such Revolving Lender’s notification that it will thenceforth be an Alternative Currency Participating Lender with respect to such Alternative Currency, and (ii) be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder to make Affected Eurocurrency Rate Loans, continue Affected Eurocurrency Rate Loans as such and, in the case of Eurocurrency Rate Loans in Dollars, to convert a Base Rate Loan to an Affected Eurocurrency Rate Loan shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Eurocurrency Rate Loan denominated in Dollars is requested and to purchase Alternative Currency Risk Participations when an Affected Eurocurrency Rate Loan denominated in an Alternative Currency is requested, (c) such Lender’s Loans then outstanding as Affected Eurocurrency Rate Loans, denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law, and (d) such Lender’s Loans then outstanding as Affected Eurocurrency Rate Loans, if any, denominated in an Alternative Currency shall be immediately repaid by the Borrowers on the last day of the then current Interest Period with respect thereto (or such earlier date as required by applicable Law) together with accrued interest thereon.  If any such conversion or prepayment of an Affected Eurocurrency Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.05.  Any Revolving Lender that is or becomes an Alternative Currency Participating Lender with respect to any Alternative Currency pursuant to this Section 3.02 or otherwise as provided in this Agreement shall promptly notify the Administrative Agent and the Parent Borrower in the event that the impediment resulting in its being or becoming an Alternative Currency Participating Lender is alleviated in a manner such that it can become an Alternative Currency Funding Lender with respect to such Alternative Currency.

3.03                        Inability to Determine Rates.

If (a) in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) (any such Eurocurrency Rate Loans, “Impacted Loans”), (b) in connection with an existing or proposed Base Rate Loan, the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurocurrency Rate component of the Base Rate, or (c) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended to the extent of the affected Eurocurrency Rate Loans or Interest Periods, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this section, the Administrative Agent, in consultation with the Parent Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of this section, (2) the Required Lenders notify the Administrative Agent and the Parent Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, in which case the Administrative Agent, in consultation with the Parent Borrower and the affected Lenders, may establish a different alternative interest rate for the Impacted Loans, or (3) any affected Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent Borrower written notice thereof.

3.04                        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.  The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or the L/C Issuer and not the result of some specific reserve or similar requirement imposed on such Lender or the L/C Issuer as a result of such Lender’s or the L/C Issuer’s special circumstances.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Parent Borrower, in detail sufficient to enable the Borrowers to verify the computation thereof, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.  Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of factors as such Lender then reasonably determines to be relevant.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Additional Reserve Requirements.  The Borrowers shall pay to each Lender, (i) so long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) so long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such

Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) Business Days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of anticipated profits) incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Parent Borrower;

(c)                                  any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 10.13; or

(e)                                  any change in the applicable Spot Rate between the date of funding of an Alternative Currency Risk Participation pursuant to Section 2.02(f)(iii) and the date of repayment by the Borrowers pursuant to Section 2.02(f)(vi).

The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing, including without limitation, any loss or expense arising from the termination of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07                        Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.

The effectiveness of this Agreement and the obligation of the L/C Issuer and of each Lender to make its initial Credit Extension hereunder on the Closing Date are subject to satisfaction or waiver of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrowers, the Guarantor and each Lender listed on Schedule 2.01;

(ii)                                  a Revolving Note, Term A Note and/or Term B Note, as applicable, executed by the Borrowers in favor of each applicable Lender requesting such Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 favorable opinions of Sidley Austin LLP, counsel to the Credit Parties, addressed to the Administrative Agent and each Lender;

(vi)                              a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Section 4.02 have been satisfied; (B) the current Debt Ratings; and (C) that, as of the date of the Closing Date, the Borrowers are in pro forma compliance with the financial covenants contained in Section 7.10 (and attaching the computations in reasonable detail satisfactory to the Administrative Agent); and

(vii)                           evidence that the Existing Term Loan Credit Agreements have been or concurrently with the Closing Date are being terminated and any indebtedness for borrowed money thereunder has been repaid in full (it being agreed that this condition may not be waived).

(b)                                 Any fees required to be paid by the Borrowers on or prior to the Closing Date pursuant to the Loan Documents and all expenses required to be reimbursed by the Borrowers on or prior to the Closing Date pursuant to the Loan Documents shall have been paid, provided that invoices for such expenses have been presented to the Parent Borrower a reasonable period of time (and in any event not less than one (1) Business Day) prior to the Closing Date (including, unless waived by the Administrative Agent, all reasonable, documented, out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent)).

(c)                                  The Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Credit Extension (other than the representation in Section 5.18, which shall be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist on the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 In the case of a Credit Extension to be denominated in an Alternative Currency (or in a currency other than an Alternative Currency pursuant to Section 2.05), there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of (i) the Administrative Agent, the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), (ii) the applicable Revolving Lenders (in the case of any Negotiated Rate Loans to be denominated in a currency other than Dollars) or (iii) the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), would make it impracticable for such Committed Borrowing, Negotiated Rate Loan or L/C Credit Extension to be denominated in the relevant Alternative Currency (or in such currency other than an Alternative Currency pursuant to Section 2.05).

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.

Each Credit Party and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (a) (solely as to Subsidiaries that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Credit Party is party or affecting such Credit Party or the properties of such Credit Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), as contemplated hereunder or to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained.

5.04                        Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Credit Parties party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto, enforceable against such Credit Parties in accordance with its terms.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(b)                                 In respect of any unaudited consolidated balance sheet of the Consolidated Group delivered hereunder after the Closing Date and the related unaudited consolidated statements of income or operations, equity and cash flows for the fiscal quarter ended on such date, such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or as otherwise permitted pursuant to Section 1.03, (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(c)                                  Since the date of the Audited Financial Statements, there has been no material adverse change in the financial position or operations of the Consolidated Group.

5.06                        Litigation.

There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against a Credit Party or any Subsidiary or against any of their properties or revenues that (a) affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination, and, if so adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07                        [RESERVED].

5.08                        Ownership of Property and Valid Leasehold Interests; Liens.

(a)                                 Each of the Credit Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The property of the Credit Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.

There are no existing Environmental Laws or claims alleging potential liability or responsibility for the violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance.

The Credit Parties and their Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance with respect to their owned properties with insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried under similar circumstances by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties or the applicable Subsidiary operates.

5.11                        Taxes.

The Credit Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, or except where the failure to take any of the foregoing actions could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Credit Parties, there is no proposed tax assessment against any Credit Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                 Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any such failures to comply as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Parent Borrower, nothing has occurred that could reasonably be expected to prevent, or cause the loss of, such qualification.  The Parent Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of the Parent Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except in each case referred to in clauses (i) through (v), to the extent that any such event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13                        Margin Regulations; Investment Company Act; REIT Status.

(a)                                 No Credit Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 No Credit Party is, nor is required to be, registered as an “investment company” under the Investment Company Act of 1940.

(c)                                  The Guarantor meets all requirements to qualify as a REIT.

5.14                        Disclosure.

No report, financial statement, certificate or other information furnished in writing by or on behalf of any Credit Party or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may differ materially from projections).

5.15                        Compliance with Laws.

Each of the Credit Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.16                        Sanctions Concerns.

No Credit Party, nor any Subsidiary, nor, to the knowledge of the chief executive officer, chief financial officer or general counsel of the Guarantor, any director, officer or employee thereof is an individual or entity currently the subject of any Sanctions, nor is any Credit Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.17                        Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11.  No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such other Person has approved such acquisition.

5.18                        Solvency.

Immediately after giving effect to the initial Credit Extensions made on the Closing Date, (a) the fair value of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.19                        Taxpayer Identification Number.

Each Credit Party’s true and correct U.S. taxpayer identification number, if any, is set forth on Schedule 5.19.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01                        Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a)                                 as soon as available, but in any event within five (5) Business Days following the date the Guarantor is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) (commencing with the fiscal year ending December 31, 2013), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components); and

(b)                                 as soon as available, but in any event within five (5) Business Days following the date the Guarantor is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise) (commencing with the fiscal quarter ending March 31, 2014), an unaudited consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Guarantor’s fiscal year then ended, and the related unaudited statements of stockholders’ equity and cash flows for the portion of the Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting the financial condition, results of operations, equity and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  as soon as available, but in no event later than the date the statements referred to in subsection (a) above are required to be delivered, an annual forecast for the then-current fiscal year, prepared in a manner and in the form of the forecast provided on the Closing Date or in such other form as is reasonably acceptable to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Credit Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Credit Parties to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.

Deliver to the Administrative Agent and each Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2013), a duly completed Compliance Certificate signed by a Responsible Officer;

(b)                                 promptly after any request by the Administrative Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Guarantor by independent accountants in connection with an audit of the accounts of the Guarantor;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Guarantor, and copies of all annual, regular, periodic and special reports and registration statements that the Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly, and in any event within five (5) Business Days after receipt thereof by the Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Guarantor or any Subsidiary thereof; and

(e)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto, on the Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent (by telecopier or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel that do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall treat any

Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03                        Notices.

Promptly following knowledge thereof by a Responsible Officer, notify the Administrative Agent (which shall notify each Lender) of:

(a)                                 the occurrence of any Default;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the information set forth in Section 6.13 at the times required therein;

(d)                                 any material change in accounting policies or financial reporting practices by the Guarantor or any Subsidiary; and

(e)                                  any announcement by Moody’s, S&P or Fitch of any change or possible adverse change in a Debt Rating.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Taxes.

Pay and discharge as the same shall become due and payable, all of its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, in each case in this Section 6.04 except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05                        Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04, or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)                                 take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)                                  preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of that could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.

(a)                                 Maintain, preserve and protect, or make contractual or other provisions to cause to maintain, preserve or protect, all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 make, or make contractual or other provisions to cause to be made, all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.

Maintain or use reasonable efforts to cause the tenants under all leases to which it is a party as landlord or the manager of its properties to maintain insurance with respect to its owned properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (including with respect to any captive insurance subsidiary or self-insurance, a system or systems of self-insurance and reinsurance which accords with the practices of similar businesses).

6.08                        Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party or Subsidiary, as the case may be.

6.10                        Inspection Rights.

Subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable law, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Guarantor and Parent Borrower shall have the right to participate in any such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided, however, that (i) absent an Event of Default, the Credit Parties shall only be required to pay for one such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.

Use proceeds from the Loans to repay the amounts owed under the Existing Term Loan Credit Agreements, to refinance other Indebtedness and for working capital, capital expenditures, and other general corporate purposes, including Investments permitted by Section 7.02, dividends and distributions, and acquisitions and developments.

6.12                        REIT Status.

Operate their respective businesses at all times so as to satisfy all requirements necessary to qualify and maintain the Guarantor’s qualification as a REIT under Sections 856 through 860 of the Code.  The Guarantor will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a REIT as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby.

6.13                        Employee Benefits.

(a)                                 Comply with the applicable provisions of ERISA and the Code with respect to each Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) furnish to the Administrative Agent (x) within five (5) Business Days after any Responsible Officer or any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent Borrower or any of its ERISA Affiliates in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement setting forth details as to such ERISA Event and the action, if any, that the Parent Borrower or ERISA Affiliate proposes to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent Borrower or any ERISA Affiliate with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall not, nor shall it permit any Subsidiary (except that Section 7.09 shall apply only to Wholly-Owned Subsidiaries) to, directly or indirectly:

7.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens securing Indebtedness permitted under Section 7.03;

(c)                                  Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(e)                                  pledges or deposits or other Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations, other than any Lien imposed by ERISA;

(f)                                   Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(g)                                  the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(h)                                 Liens on property where such Credit Party or Subsidiary is insured against such Liens by title insurance;

(i)                                     Liens on property acquired by a Credit Party or any Subsidiary after the date hereof and that are in place at the time such properties are so acquired and not created in contemplation of such acquisition;

(j)                                    Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(k)                                 Liens securing assessment bonds, so long as such Credit Party or Subsidiary is not in default under the terms thereof;

(l)                                     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m)                             easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(o)                                 Liens solely on any cash earnest money deposits made by a Credit Party or any Subsidiary in connection with any letter of intent or purchase agreement;

(p)                                 assignments to a reverse Section 1031 exchange trust;

(q)                                 licenses of intellectual property granted in the ordinary course of business; and

(r)                                    Liens on assets of a Credit Party or any Subsidiary securing obligations under Swap Contracts.

7.02                        Investments.

Make or allow Investments consisting of (a) loans to Persons who are not members of the Consolidated Group, (b) unimproved land holdings and construction in progress and (c) Investments in Joint Ventures to exceed, in the aggregate, for clauses (a)-(c) above, at any one time outstanding, thirty-five percent (35%) of Consolidated Gross Asset Value.  For purposes of this Section 7.02, the aggregate Investment in Joint Ventures will be valued at book value as shown on the consolidated balance sheet of the Guarantor, as determined in accordance with GAAP.

7.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents; and

(b)                                 other Indebtedness; provided that (i) at the time of the incurrence of such Indebtedness and after giving effect thereto (including any Liens associated therewith) no Event of Default has occurred and is continuing or would result therefrom and (ii) with respect to obligations of a Credit Party in respect of Swap Contracts, such Swap Contracts shall be entered into in order to manage existing or anticipated risk and not for speculative purposes.

7.04                        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, (i) any Person (other than the Parent Borrower) may merge with or into the Guarantor in a transaction in which the Guarantor shall be the continuing or surviving Person, (ii) any Person (other than the Guarantor) may merge with or into, consolidate with or amalgamate with the Parent Borrower in a transaction in which the Parent Borrower shall be the continuing or surviving Person, (iii) any Person may merge with or into, consolidate with or amalgamate with any Subsidiary (other than the Parent Borrower) in a transaction in which the continuing or surviving Person shall be a Subsidiary, (iv) any Subsidiary (other than the Parent Borrower) may merge with or into, consolidate with or amalgamate with any Person in order to consummate an Investment permitted by Section 7.02 or a Disposition, (v) any Subsidiary (other than the Parent Borrower) may merge into the Guarantor or any other Subsidiary, and (vi) any Subsidiary may liquidate or dissolve if the Credit Parties determine in good faith that such liquidation or dissolution is in the best interests of the Credit Parties and is not materially disadvantageous to the Lenders.

7.05                        [Reserved].

7.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided that, (i) the Guarantor and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to qualify and maintain the Guarantor’s qualification as a REIT, (ii) so long as no Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the Guarantor and each Subsidiary may declare or make, directly or indirectly, any Restricted Payment required to avoid the payment of Federal or state income or excise tax, (iii) so long as no Default shall have occurred and be continuing or would result therefrom, the Guarantor and each Subsidiary may purchase, redeem, retire, acquire, cancel or terminate the Guarantor’s Equity Interests so long as after giving effect thereto the Credit Parties are in compliance on a Pro Forma Basis with the requirements of Section 7.10(e) and (iv) so long as no Default shall have occurred and be continuing or would result therefrom, the Guarantor and each Subsidiary may make any payment on account of any return of capital to the Guarantor’s stockholders, partners or members (or the equivalent Person thereof).

7.07                        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Credit Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of a Credit Party (other than the Guarantor or a Subsidiary), whether or not in the ordinary course of business, except (i) transactions on fair and reasonable terms substantially as favorable to the Credit Party or such Subsidiary as would be obtainable by the Credit Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or (ii) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (iii) payments of Restricted Payments permitted by this Agreement, or (iv) transactions between or among the Guarantor, the Borrowers and any Wholly-Owned Subsidiary.

7.09                        Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is known by the chief executive officer, chief financial officer or general counsel of the Guarantor to be the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.10                        Financial Covenants.

(a)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter.  Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Total Leverage Ratio to sixty five percent (65%) for any fiscal quarter in which a Significant Acquisition occurs and for the consecutive fiscal quarter immediately thereafter.

(b)                                 Consolidated Secured Debt Leverage Ratio.  Permit the Consolidated Secured Debt Leverage Ratio to be greater than thirty percent (30%) as of the end of any fiscal quarter.

(c)                                  Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter.

(d)                                 Consolidated Unsecured Leverage Ratio.  Permit the Consolidated Unsecured Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter.  Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Unsecured Leverage Ratio to sixty five percent (65%) for any fiscal quarter in which a Significant Acquisition occurs and for the consecutive fiscal quarter immediately thereafter.

(e)                                  Consolidated Adjusted Net Worth.  Permit the Consolidated Adjusted Net Worth to be, as of the end of any fiscal quarter, less than $9,080,687,000.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Credit Parties fail to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Credit Parties or any of their Subsidiaries fail to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), (b) or (d) or Section 6.05 (solely with respect to the Parent Borrower or the Guarantor) or Article VII and such failure continues for five (5) Business Days; or

(c)                                  Other Defaults.  The Credit Parties or any of their Subsidiaries fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or sixty (60) days if such failure is susceptible of being remedied within sixty (60) days and the Credit Parties or their Subsidiaries, as applicable, are diligently proceeding to remedy such failure) after the receipt by the Parent Borrower of written notice of such failure from the Administrative Agent (which notice will be given at the request of any Lender); or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Credit Party or any Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (i) secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the documents providing for such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Credit Party and (B) to the extent that such Swap Termination Value owed has been paid in full by such Credit Party when due; or

(f)                                   Insolvency Proceedings, Etc.  Any Credit Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Credit Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Credit Party or any Material Subsidiary (i) a final non-appealable judgment or order that has not been discharged for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent (x) not covered by independent third-party insurance as to which the insurer does not dispute coverage or (y) for which the applicable Credit Party or Material Subsidiary has not been indemnified), or (ii) any one or more non-monetary final non-appealable judgments that have not been discharged and that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control.

For purposes of clauses (f), (g), and (h) above, no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.

8.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)                                  require that the Credit Parties Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default with respect to any Credit Party pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Credit Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the

Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Lender, or any Affiliate of a Lender and amounts owing under Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Credit Parties pursuant to Sections 2.03, 2.06(d) and/or 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Credit Parties or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from the other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the

Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as otherwise expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and none of the Credit Parties shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  The foregoing provisions of this Section 9.02 shall likewise apply to the Person serving as the Alternative Currency Fronting Lender.

9.03                        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld or delayed) of the Parent Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Parent Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer (and subject to the approval (not to be unreasonably withheld or delayed) of the Parent Borrower

(unless an Event of Default has occurred and is continuing)), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Parent Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; provided, further that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security on behalf of the Lenders or the L/C Issuer until such time as a successor Administrative Agent is appointed hereunder) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer, Swing Line Lender and Alternative Currency Fronting Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and Alternative Currency Fronting Lender, (b) the retiring L/C Issuer, Swing Line Lender and Alternative Currency Fronting Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and (d) the successor Alternative Currency Fronting Lender shall make arrangements with the resigning Alternative Currency Fronting Lender for the funding of all outstanding Alternative Currency Risk Participations.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent, Co-Documentation Agents or Senior Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to a Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent:

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition, or (iii) as approved in accordance with Section 10.01; and

(b)                                 to release the Guarantor from its obligations under the Guaranty if such Person ceases to be required to provide the Guaranty, as expressly provided by Section 10.01(f).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE X.

MISCELLANEOUS

10.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Credit Parties therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Credit Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) only the written consent of each Lender directly affected thereby shall be required to the extent such amendment, waiver or consent shall:

(a)                                 extend the expiration date or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; or

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including pursuant to Section 2.06) or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, and (ii) waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(i)                                     the written consent of each Lender shall be required to the extent such amendment, waiver or consent shall:

(d)                                 change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby;

(e)                                  change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)                                   release the Parent Borrower or Guarantor from any Loan Document; or

(i)                                     only the written consent of each Lender under the applicable Facility shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Revolving Lenders”, “Required Term A Lenders” or “Required Term B Lenders”;

(ii)                                  only the written consent of the Required Revolving Lenders shall be required to amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Credit Extension under the Revolving Credit Facility;

(iii)                               only the written consent of each Revolving Lender shall be required to the extent such amendment, waiver or consent shall change any provision of Section 1.06 or the definition of “Alternative Currency”; and

(iv)                              only the written consent of (a) the Required Term A Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term A Lender to assign any of its rights or obligations hereunder, (b) the Required Term B Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term B Lender to assign any of its rights or obligations hereunder, and (c) the Required Revolving Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Engagement Letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto; and (v) no amendment, waiver or consent shall, unless in writing and signed by the Alternate Currency Fronting Lender in addition to the Lenders required above, affect the rights or duties of the Alternate Currency Fronting Lender under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding.

In addition, notwithstanding the foregoing, the Parent Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Commitments or Loans of the Accepting Lenders (as defined below) to be extended, (B) modify the Applicable Rate and/or fees payable with respect to the Loans and Commitments of the accepting Lenders, (C) modify any covenants or other provisions or add new covenants or provisions that are agreed between the Borrowers, the Administrative Agent and the Accepting Lenders; provided that such modified or new covenants and provisions are applicable only during periods after the applicable Maturity Date that is in effect on the effective date of such Permitted Amendment, and (D) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A), (B) and (C) of this paragraph (“Permitted Amendments”, and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”)  pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Parent Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective.  Permitted Amendments shall become effective only with respect to the Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made.  The Parent Borrower, each other Credit Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Credit Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrowers in accordance with Section 10.13, and (3) the Administrative Agent and the Borrowers shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and Swing Line Loans and commitment reductions to be ratable across each Class of Commitments the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit and Swing Line Loans may be applied on a non-ratable basis to the class of non-Accepting Lenders.

Notwithstanding anything herein to the contrary, this Agreement may be amended in connection with an Incremental Facility, as set forth in Section 2.16(h).

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Credit Parties, the Administrative Agent, the L/C Issuer, the Swing Line Lender or Alternative Currency Fronting Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer provided pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Credit Parties, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Alternative Currency Fronting Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, and, in the case of Revolving Lenders, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Credit Party or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 10.04.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against a Credit Party and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all of the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer, the Swing Line Lender or the Alternative Currency Fronting Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from enforcing payments of amounts payable to such Lender pursuant to Sections 3.01, 3.04, 3.05 and 10.04 or from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable fees, charges and disbursements of one counsel, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, due diligence, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender, the L/C Issuer, the Swing Line Lender, or the Alternative Currency Fronting Lender (including the fees, charges and disbursements of counsel for the Administrative Agent, any Lender, the L/C Issuer, Swing Line Lender or the Alternative Currency Fronting Lender; provided that reimbursement for fees, charges and disbursements of additional counsel of the Lenders will be limited to one additional counsel for all of the Lenders (and one additional counsel per specialty area and one local counsel per applicable jurisdiction), plus additional counsel as necessary in the event of an actual or potential conflict of interest among the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Lender’s agreement to make Loans or the use or intended use of the proceeds thereof) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any Subsidiary, or any Environmental Liability related in any way to a Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith or a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any litigation in which an Indemnitee and one or more Credit Parties are adverse to each other, and in which the Credit Parties prevail on their claims and the Indemnitee does not prevail on its defenses or its counterclaims interposed in such litigation and such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing and without relieving the Borrowers of their obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)                                  Payments.  All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor (accompanied by backup documentation to the extent available).

(f)                                   Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Fronting Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except in a transaction not prohibited by Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans and Alternative Currency Risk Participations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)                               the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment; and

(E)                                the consent of the Alternative Currency Fronting Lender (such consent not to be unreasonably withheld or delayed) shall be required if upon effectiveness of the applicable assignment the proposed assignee would be an Alternative Currency Participating Lender with respect to any Alternative Currency.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to a Credit Party.  No such assignment shall be made to a Credit Party or any Affiliate or Subsidiary of a Credit Party.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           No Assignment to Defaulting Lenders or Disqualified Institutions.  No such assignment shall be made to a Defaulting Lender or a Disqualified Institution.

(viii)                        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans and Alternative Currency Risk Participations in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers, the L/C Issuer, the Swing Line Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Person that would not constitute an Eligible Assignee, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans and its Alternative Currency Risk Participations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge, assign or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Parent Borrower, resign as Swing Line Lender and/or (iii) upon thirty (30) days’ notice to the Parent Borrower, resign as Alternative Currency Fronting Lender.  In the event of any such resignation as L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender, the Parent Borrower shall be entitled to appoint from among the Revolving Lenders (with the applicable Revolving Lender’s consent) a successor L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)).  If Bank of America resigns as Swing Line Lender, it shall retain all rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  If the Alternative Currency Fronting Lender resigns as Alternative Currency Fronting Lender, it shall retain all rights and obligations of the Alternative Currency Fronting Lender hereunder with respect to all Alternative Currency Risk Participations outstanding as of the effective date of its resignation as the Alternative Currency Fronting Lender and all obligations of the Borrowers or any other Lender with respect thereto (including the right to require Alternative Currency Participating Lenders to fund any Alternative Currency Risk Participations therein in the manner provided in Section 2.02(f)).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and/or Alternative Currency Fronting Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender or Alternative Currency Fronting Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Parent Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party that the Administrative Agent, any such Lender or the L/C Issuer reasonably believes is not bound by a duty of confidentiality to the Credit Parties, (i) to any rating agency (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential) or (j) as reasonably required by any Lender or other Person that would qualify as an Eligible Assignee hereunder (without giving effect to the consent required under Section 10.06(b)(iii)) providing financing to such Lender (provided such Lenders or such other Persons are advised of the confidential nature of such information and agree to keep such information confidential).

For purposes of this Section 10.07, “Information” means all information received from or on behalf of any Credit Parties or any Subsidiary relating to a Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Credit Party against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender does not consent to any amendment or waiver of any provision hereof or of any other Loan Document for which its consent is required under Section 10.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the assignment fee specified in Section 10.06(b) shall have been paid to or waived by the Administrative Agent;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, funded Alternative Currency Risk Participations and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A CREDIT PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Credit Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Lenders and the other Lead Arrangers are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, (B) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Credit Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Lead Arranger has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, any Lender nor any Lead Arranger has any obligation to disclose any of such interests to the Credit Parties or their Affiliates.  To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18                 Delivery of Signature Page.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a counterpart of this Agreement duly executed by such Lender.

10.19                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).  All of the Borrowers’ obligations under this Section 10.19 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

10.20                 No Novation.

This Agreement amends, restates and supersedes the Existing Revolving Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Revolving Credit Agreement or the obligations evidenced thereby or provided for thereunder.

10.21                 Exiting Lenders.

On the Closing Date, the commitment of each lender that is a party to the Existing Revolving Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Revolving Credit Agreement and will not be a Lender under this Agreement.

ARTICLE XI.

GUARANTY

11.01                 The Guaranty.

(a)                                 The Guarantor hereby guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Notwithstanding any provision to the contrary contained herein, in any of the other Loan  Documents or other documents relating to the Obligations, the obligations of the Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

11.02                 Obligations Unconditional.

The obligations of the Guarantor under Section 11.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  The Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Article XI until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)                                  any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including any creditor of the Guarantor).

With respect to its obligations hereunder, the Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the Guaranty given hereby and of Credit Extensions that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03                 Reinstatement.

Neither the Guarantor’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantor under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

11.04                 Certain Waivers.

The Guarantor acknowledges and agrees that (a) the Guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantor shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantor’s obligations hereunder unless, as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

11.05                 Remedies.

The Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantor, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor for purposes of Section 11.01.

11.06                 Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article XI is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

11.07                 Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article XI by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) becomes effective with respect to any Obligation under any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under any applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until all of the Obligations have been irrevocably paid and performed in full.  Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party that would otherwise not constitute an Eligible

Contract Participant for any Obligation under any Swap Contract for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

BORROWERS:	VENTAS REALTY, LIMITED PARTNERSHIP

	By:	Ventas, Inc., its General Partner

	By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief
Administrative Officer and General Counsel

VENTAS SSL ONTARIO II, INC.
VENTAS SSL ONTARIO III, INC.

	By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President and Associate Secretary

GUARANTOR:	VENTAS, INC.

	By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief
Administrative Officer and General Counsel

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

LENDERS:
BANK OF AMERICA, N.A.

	By:	/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marc Costantino
Name:	Marc Costantino
Title:	Executive Director

Ventas Realty, Limited Partnership

Credit Agreement

BARCLAYS BANK PLC,
as Lender

By:	/s/ Noam Azachi
Name:	Noam Azachi
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK

By:	/s/ Jeff Ferrell
Name:	Jeff Ferrell
Title:	Managing Director

By:	/s/ John Bosco
Name:	John Bosco
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Dan LePage
Name:	Dan LePage
Title:	Authorized Signatory

Ventas Realty, Limited Partnership

Credit Agreement

TD BANK, N.A.

By:	/s/ Donald R. Mincey
Name:	Donald R. Mincey
Title:	Senior Vice President

Ventas Realty, Limited Partnership

Credit Agreement

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Masood Fikree
Name:	Masood Fikree
Title:	Authorized Signatory

Ventas Realty, Limited Partnership

Credit Agreement

UBS AG, STAMFORD BRANCH

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

Ventas Realty, Limited Partnership

Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Scott O’Connell
Name:	Scott O’Connell
Title:	Director

Ventas Realty, Limited Partnership

Credit Agreement

COMPASS BANK

By:	/s/ Brian Tuerff
Name:	Brian Tuerff
Title:	Senior Vice President

Ventas Realty, Limited Partnership

Credit Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Ventas Realty, Limited Partnership

Credit Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Murphy
Name:	John Murphy
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Director

Ventas Realty, Limited Partnership

Credit Agreement

RBS CITIZENS, N.A.

By:	/s/ David R. Jablonowski
Name:	David R. Jablonowski
Title:	Vice President

Ventas Realty, Limited Partnership

Credit Agreement

BRANCH BANKING & TRUST COMPANY

By:	/s/ Ahaz A. Armstrong
Name:	Ahaz A. Armstrong
Title:	Assistant Vice President

Ventas Realty, Limited Partnership

Credit Agreement

FIFTH THIRD BANK, an Ohio Banking Corporation

By:	/s/ Michael P. Perillo
Name:	Michael P. Perillo
Title:	Assistant Vice President

FIFTH THIRD BANK, operating through its Canadian Branch

By:	/s/ Mauro Spagnolo
Name:	Mauro Spagnolo
Title:	Principal Officer

Ventas Realty, Limited Partnership

Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William G. Karl
Name:	William G. Karl
Title:	General Manager

Ventas Realty, Limited Partnership

Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Scott Rossbach
Name:	Scott Rossbach
Title:	Authorized Signatory

Ventas Realty, Limited Partnership

Credit Agreement

BANK OF THE WEST, a
California banking corporation

By:	/s/ Stacy Walker
Name:	Stacy Walker
Title:	AVP/Loan Administrator

By:	/s/ Chuck Weerasoorlya
Name:	Chuck Weerasoorlya
Title:	Senior Vice President

Ventas Realty, Limited Partnership

Credit Agreement

THE NORTHERN TRUST COMPANY

By:	/s/ Kathryn Schad Reuther
Name:	Kathryn Schad Reuther
Title:	Senior Vice President

Ventas Realty, Limited Partnership

Credit Agreement

CITY NATIONAL BANK, A NATIONAL BANKING
ASSOCIATION

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Senior Vice President

Ventas Realty, Limited Partnership

Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage	Term A Commitment	Applicable Percentage
Bank of America, N.A.	$185,882,352.94	9.294117647%	$18,823,529.41	9.411764706%
JPMorgan Chase Bank, N.A.	$185,882,352.94	9.294117647%	$18,823,529.41	9.411764706%
Barclays Bank PLC	$126,134,453.78	6.306722689%	$12,773,109.24	6.386554622%
Citibank, N.A.	$126,134,453.78	6.306722689%	$12,773,109.24	6.386554622%
Credit Agricole Corporate and Investment Bank	$126,134,453.78	6.306722689%	$12,773,109.24	6.386554622%
Royal Bank of Canada	$126,134,453.78	6.306722689%	$12,773,109.24	6.386554622%
TD Bank, N.A.	$73,092,514.07	3.654625704%	$12,773,109.24	6.386554622%
Toronto Dominion (New York) LLC	$53,041,939.71	2.652096986%
UBS AG, Stamford Branch	$126,134,453.78	6.306722689%	$12,773,109.24	6.386554622%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$92,941,176.47	4.647058824%	$9,411,764.71	4.705882353%
Compass Bank	$92,941,176.47	4.647058824%	$9,411,764.71	4.705882353%
Goldman Sachs Bank USA	$92,941,176.47	4.647058824%	$9,411,764.71	4.705882353%
Morgan Stanley Bank, N.A.	$92,941,176.47	4.647058824%
Morgan Stanley Senior Funding, Inc.			$9,411,764.71	4.705882353%
PNC Bank, National Association	$92,941,176.47	4.647058824%	$9,411,764.71	4.705882353%
Wells Fargo Bank, National Association	$92,941,176.47	4.647058824%	$9,411,764.71	4.705882353%
RBS Citizens, N.A.	$63,067,226.89	3.153361345%	$6,386,554.62	3.193277311%
Branch Banking and Trust Company	$49,789,915.97	2.489495798%	$5,042,016.81	2.521008403%
Fifth Third Bank	$49,789,915.97	2.489495798%	$5,042,016.81	2.521008403%
Sumitomo Mitsui Banking Corporation	$49,789,915.97	2.489495798%	$5,042,016.81	2.521008403%
Capital One, N.A.	$33,193,277.31	1.659663866%	$3,361,344.54	1.680672269%
Bank of the West	$23,235,294.12	1.161764706%	$2,352,941.18	1.176470588%
The Northern Trust Company	$19,915,966.39	0.995798319%	$2,016,806.72	1.008403361%
City National Bank	$25,000,000.00	1.250000000%
Total	$2,000,000,000	100.000000000%	$200,000,000	100.000000000%

Lender	Canadian Term B Commitment		Applicable Percentage	US Term B Commitment	Applicable Percentage
Bank of America, N.A.	CAD	12,440,000.00	10.000000000%	$63,652,765.65	9.311589317%
JPMorgan Chase Bank, N.A.	CAD	12,440,000.00	10.000000000%	$63,652,765.65	9.311589317%
Barclays Bank PLC	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
Citibank, N.A.	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
Credit Agricole Corporate and Investment Bank	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
Royal Bank of Canada	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
TD Bank, N.A.	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
Toronto Dominion (New York) LLC
UBS AG, Stamford Branch	CAD	8,441,428.57	6.785714286%	$43,192,948.12	6.318578465%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
Compass Bank	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
Goldman Sachs Bank USA	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
Morgan Stanley Bank, N.A.
Morgan Stanley Senior Funding, Inc.	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
PNC Bank, National Association	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
Wells Fargo Bank, National Association	CAD	6,220,000.00	5.000000000%	$31,826,382.82	4.655794659%
RBS Citizens, N.A.				$25,546,218.49	3.737086563%
Branch Banking and Trust Company	CAD	3,332,142.86	2.678571429%	$17,049,847.94	2.494175710%
Fifth Third Bank	CAD	3,332,142.86	2.678571429%	$17,049,847.94	2.494175710%
Sumitomo Mitsui Banking Corporation	CAD	3,332,142.86	2.678571429%	$17,049,847.94	2.494175710%
Capital One, N.A.				$13,445,378.15	1.966887664%
Bank of the West	CAD	1,555,000.00	1.250000000%	$7,956,595.71	1.163948665%
The Northern Trust Company				$8,067,226.89	1.180132599%
City National Bank
Total	CDN$	124,400,000	100.000000000%	$683,586,480	100.000000000%

SCHEDULE 2.02

ALTERNATIVE CURRENCY

PARTICIPATING LENDER(1)

Lender	Euro	Sterling	Yen	Canadian Dollars	Australian Dollars	Swiss Francs
Bank of America, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
JPMorgan Chase Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Barclays Bank PLC	Yes	Yes	Yes	Yes	Yes	Yes
Citibank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Credit Agricole Corporate and Investment Bank	Yes	Yes	Yes	Yes	Yes	Yes
Royal Bank of Canada	Yes	Yes	Yes	Yes	Yes	Yes
TD Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Toronto Dominion (New York) LLC	Yes	Yes	Yes	Yes	Yes	Yes
UBS AG, Stamford Branch	Yes	Yes	Yes	Yes	Yes	Yes
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Yes	Yes	Yes	Yes	Yes	Yes
Compass Bank	Yes	Yes	Yes	Yes	Yes	Yes
Goldman Sachs Bank USA	Yes	Yes	Yes	Yes	Yes	Yes
Morgan Stanley Bank, National Association	Yes	Yes	Yes	Yes	Yes	Yes
Morgan Stanley Senior Funding, Inc.	Yes	Yes	Yes	Yes	Yes	Yes
PNC Bank, National Association	Yes	Yes	Yes	Yes	Yes	Yes
Wells Fargo Bank, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
RBS Citizens, N.A.	Yes	Yes	Yes	Yes	Yes	Yes
Branch Banking and Trust Company	Yes	Yes	Yes	Yes	Yes	Yes
Fifth Third Bank	Yes	Yes	Yes	Yes	Yes	Yes
Sumitomo Mitsui Banking Corporation	Yes	Yes	Yes	Yes	Yes	Yes
Capital One, N.A.	No	No	No	No	No	No
Bank of the West	No	No	No	Yes	No	No
Northern Trust Company	No	No	No	No	No	No
City National Bank	Yes	Yes	Yes	Yes	Yes	Yes

(1)  A “Yes” on this table indicates that a Lender has the ability to fund in a particular currency and is not an Alternative Currency Participating Lender (e.g., Bank of America, N.A. can fund each of the six currencies and is not an Alternative Currency Participating Lender for any currency).

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

Letter of Credit #	Beneficiary	Issuer	Issue Date	Expiration Date	Amount

3117352	ALLIANZ LIFE INSURANCE	Bank of America, N.A.	10/18/11	4/26/14	$2,500,000.00
3119330	Pueblo Assisted Living	Bank of America, N.A.	3/01/12	2/14/14	$173,750.00
3088800	KeyBank National Association	Bank of America, N.A.	4/02/12	6/28/14	$486,000.00
3127794	General Electric Cap	Bank of America, N.A.	4/24/13	4/24/14	$5,000,000.00
3128318	Safety National Casu	Bank of America, N.A.	6/27/13	6/27/14	$6,750,000.00

				Total	$14,909,750.00

SCHEDULE 5.19

TAXPAYER IDENTIFICATION NUMBERS

CREDIT PARTY	U.S. TAXPAYER IDENTIFICATION NUMBER
VENTAS REALTY, LIMITED PARTNERSHIP	61-1324573 (61-1055020)
VENTAS SSL ONTARIO II, INC.	38-3755065
VENTAS SSL ONTARIO III, INC.	98-0530812
VENTAS, INC.	61-1055020

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

CREDIT PARTIES:

c/o Ventas Realty, Limited Partnership

Ventas Realty, Limited Partnership

10350 Ormsby Park Place, Suite 300

Louisville, KY 40223

Attention:                                         General Counsel

Telephone:                                   (502) 357-9000

Facsimile:                                         (502) 357-9029

Website:                                                 www.ventasreit.com

With a copy to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Attention: Robert Lewis

Telephone:                                   (312) 853-7363

Facsimile:                                         (312) 853-7036

ADMINISTRATIVE AGENT; SWING LINE LENDER; ALTERNATIVE CURRENCY FRONTING LENDER:

DAILY OPERATIONS CONTACT (SWING LINE LENDER, ALTERNATIVE CURRENCY FRONTING LENDER:

Name:           David Cochran

Telephone: 980.386.8201

Facsimile #: 704.719.5440

Email:  David.a.cochran@baml.com

LOAN CLOSER CONTACT:

Name:                                                           Tammy Shannon

Telephone:                                   980.388.1108

Facsimile #:                               704.409.0029

Email:  tammy.L.shannon@baml.com

Mailing Address

Bank of America

101 North Tryon Street

NC1-001-04-39

Charlotte, NC 28255

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

EUR PAYMENT INSTRUCTIONS:

Bank of America, London

SWIFT: BOFAGB22

IBAN #: GB80BOFA16505065280019

Acct #: 65280019

Attn Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

GBP PAYMENT INSTRUCTIONS:

Bank of America, London

SWIFT: BOFAGB22

SORT CODE: 16-50-50

IBAN GB58 BOFA 1650 5065 2800 27

Acct #: 65280027

Attn: Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

YEN PAYMENT INSTRUCTIONS:

Bank of America, Tokyo

SWIFT: BOFAJPJX

Acct #: 606490661046

Attn: Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

CANADIAN DOLLAR PAYMENT INSTRUCTIONS:

Bank of America, Toronto Canada

SWIFT: BOFACATT

Acct #: 711465003220

Attn: Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

AUSTRALIAN DOLLAR PAYMENT INSTRUCTIONS:

Bank of America Australia Ltd, Sidney

SWIFT: BOFAAUSX

Acct #: 520190661017

Attn: Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

SWISS FRANC PAYMENT INSTRUCTIONS:

UBS AG

SWIFT: UBSWCHZH80A

Acct #: CH900023023007970300A

Attn: Bank of America Credit Services

Ref: VENTAS REALTY LIMITED PARTNERSHIP

OTHER NOTICES AS ADMINISTRATIVE AGENT:

Bank of America, N.A.
Rosanne Parsill

Bank of America, N.A.

135 S. LaSalle Street

Mail Code: IL4-135-09-61
Chicago, IL 60603

Attention:  Roseann Parsill

Telephone: 312-923-1639

Telecopier: 877-206-8429

Electronic Mail:  Roseanne.parsill@baml.com

with a copy to:

Bank of America, N.A.

Global Corporate Debt Products

100 N. Tryon Street

Mail Code: NC1 -007-17-11

Charlotte, NC 28255

Attention: Yinghua Zhang

Telephone:  980-387-5915

Telecopier:  312-453-2722

Electronic Mail: yinghua.zhang@baml.com

L/C ISSUER:

Alfonso Malave

Bank of America, N.A.

1 Fleet Way

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA18507

Attention: Trade Services

Telephone: 570-330-4212

Telecopier: 570-330-4186

Electronic Mail:  alfonso.malave@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:            ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time; the terms defined therein being used herein as therein defined), among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“Parent Borrower”), VENTAS SSL ONTARIO II, INC., an Ontario corporation (“Ventas SSL II”), and VENTAS SSL ONTARIO III, INC., an Ontario corporation (“Ventas SSL III” and together with the Parent Borrower and Ventas SSL II, the “Borrowers” and each individually a “Borrower”), VENTAS, INC., a Delaware corporation as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The undersigned Parent Borrower hereby requests the following [for itself] [as agent for [INSERT APPLICABLE BORROWER]]:

The undersigned hereby requests (select one):

☐ A Borrowing	☐ A Continuation	☐ A Conversion	☐ A Prepayment

of [Committed Revolving Loans][Term A Loans][Term B Loans]:

1.                                      On                        (a Business Day).

2.                                      [In an amount the Dollar Equivalent of which is $                    ][In the amount of [currency]                     (1)]

3.                                      In the following currency:                              .

4.                                      Comprised of the following Type of Loans: [Base Rate Loans](2)[Eurocurrency Rate Loans].

5.                                      For Eurocurrency Rate Loans: with an Interest Period of [one week]/[one] [two] [three] [six] [nine] [twelve](3) months ending on                      (a Business Day).

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

(1)  The Dollar Equivalent of this amount as of the date hereof is $                            .

(2)  Base Rate Loans are available only for Loans in Dollars.

(3)  An Interest Period of nine or twelve months must be agreed to by all Lenders.

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:            ,

To:                             Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time; the terms defined therein being used herein as therein defined), among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“Parent Borrower”), VENTAS SSL ONTARIO II, INC., an Ontario corporation (“Ventas SSL II”), and VENTAS SSL ONTARIO III, INC., an Ontario corporation (“Ventas SSL III” and together with the Parent Borrower and Ventas SSL II, the “Borrowers” and each individually a “Borrower”), VENTAS, INC., a Delaware corporation, as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The undersigned Parent Borrower hereby requests a Swing Line Loan [for itself] [as agent for [INSERT APPLICABLE BORROWER]]:

1.                                      On                                          (a Business Day).

2.                                      In the amount of $

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

EXHIBIT C

FORM OF NEGOTIATED RATE LOAN NOTICE

Date:            ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time; the terms defined therein being used herein as therein defined), among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“Parent Borrower”), VENTAS SSL ONTARIO II, INC., an Ontario corporation (“Ventas SSL II”), and VENTAS SSL ONTARIO III, INC., an Ontario corporation (“Ventas SSL III” and together with the Parent Borrower and Ventas SSL II, the “Borrowers” and each individually a “Borrower”), VENTAS, INC., a Delaware corporation, as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The undersigned Parent Borrower hereby provides notice of a Negotiated Rate Loan:

1.                                      On                                          (a Business Day).

2.                                      In the amount of [currency]                                         .[(1)]

3.                                      From                                    (Lender(s)).(2)

4.                                      To                                        (Borrower(s))(3)

5.                                      Maturing

6.                                      Interest Rate:

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

[LENDER(S)]

By:
Name:
Title:

(1)  The Dollar Equivalent amount of this amount as of the date hereof is $                                .

(2)  Specify the principal amount of Negotiated Rate Loans for each Lender

(3)  Specify which Borrowers will be party to the Negotiated Rate Loans

EXHIBIT D-1

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (each, a “Borrower” and collectively, the “Borrowers”), hereby promise to pay to the order of [                              ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Committed Revolving Loan from time to time made by the Lender to the Borrowers under that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, VENTAS, INC., a Delaware corporation as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The Borrowers promise to pay interest on the unpaid principal amount of each Committed Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest on each Committed Revolving Loan shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Committed Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Committed Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

VENTAS SSL ONTARIO II, INC.
VENTAS SSL ONTARIO III, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-2

FORM OF TERM A NOTE

FOR VALUE RECEIVED, the undersigned (each, a “Borrower” and collectively, the “Borrowers”), hereby promise to pay to the order of [                              ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term A Loan made by the Lender to the Borrowers under that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, VENTAS, INC., a Delaware corporation, as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The Borrowers promise to pay interest on the unpaid principal amount of the Term A Loan from the date of such Term A Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest on the Term A Loan shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A Note is one of the Term A Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount, currency and maturity of its Term A Loan and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

THIS TERM A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

VENTAS SSL ONTARIO II, INC.
VENTAS SSL ONTARIO III, INC.

By:
Name:
Title:

TERM A LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-3

FORM OF TERM B NOTE

FOR VALUE RECEIVED, the undersigned (each, a “Borrower” and collectively, the “Borrowers”), hereby promise to pay to the order of [                               ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B Loan made by the Lender to the Borrowers under that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, VENTAS, INC., a Delaware corporation, as guarantor, the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The Borrowers promise to pay interest on the unpaid principal amount of the Term B Loan from the date of such Term B Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest on the Term B Loan shall be made to the Administrative Agent for the account of the Lender in the currency in which such Term B Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term B Note is one of the Term B Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount, currency and maturity of its Term B Loan and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.

THIS TERM B NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:

VENTAS SSL ONTARIO II, INC.
VENTAS SSL ONTARIO III, INC.

By:
Name:
Title:

TERM B LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“Parent Borrower”), VENTAS SSL ONTARIO II, INC., an Ontario corporation (“Ventas SSL II”), and VENTAS SSL ONTARIO III, INC., an Ontario corporation (“Ventas SSL III” and together with the Parent Borrower and Ventas SSL II, the “Borrowers” and each individually a “Borrower”), VENTAS, INC., a Delaware corporation, as guarantor (the “Guarantor”), the lending institutions party thereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

The undersigned Responsible Officer of the Guarantor hereby certifies as of the date hereof that [he/she] is the                      of the Guarantor, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver to the Administrative Agent this Compliance Certificate on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      Attached hereto as Schedule 1 are the audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Guarantor ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, each of the Credit Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3.                                      The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the Financial Statement Date referred to above.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                   ,       .

Name:
Title:

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the Negotiated Rate Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrowers:	VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership, VENTAS SSL ONTARIO II, INC., an Ontario corporation, and VENTAS SSL ONTARIO III, INC., an Ontario corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Credit and Guaranty Agreement, dated as of December 9, 2013, among the Borrowers, Ventas, Inc., as guarantor, the lending institutions party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Fronting Lender.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned(5)	Aggregate Amount of Commitment / Loans for all Lenders(6)	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans(7)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.	Alternative Currency:	Assignee [can fund the following Alternative Currencies [Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, and Swiss Franc]] [cannot fund any Alternative Currency].

8.	Trade Date:	](8)

Effective Date:                          , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

(5)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Revolving Loan” or “Swing Line Loan” or “Term A Loan” or “Canadian Term B Loan” or “US Term B Loan” or “Negotiated Rate Loan”).

(6)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(7)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(8)  To be completed if the relevant Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](9) Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

[Consented to:] (10)

[VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

By:
Name:
Title:]

(9)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(10)  To be added only if the consent of the Parent Borrower and/or other parties (e.g., Swing Line Lender, L/C Issuer or Alternative Currency Fronting Lender) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Credit Parties or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.